Exhibit 4.1

CHIQUITA BRANDS INTERNATIONAL, INC.,

Issuer

and

LASALLE BANK NATIONAL ASSOCIATION

Trustee

Indenture

Dated as of September 28, 2004

7 1/2% Senior Notes due 2014

CROSS-REFERENCE TABLE

TIA Sections	Indenture Sections
§ 310 (a)	7.09
(b)	7.08; 7.10
§ 311 (a)	7.13
(b)	7.13
§ 312 (a)	2.04; 7.15
(b)	7.16; 10.02
(c)	7.16; 10.02
§ 313 (a)	7.17
(b)	7.17
(c)	7.17; 10.02
§ 314 (a)	1.01; 7.18
(c)	10.03
(e)	1.01
§ 315 (a)	7.03
(b)	7.02
(c)	7.01
(d)	7.01
(e)	6.11
§ 316 (a)	6.05; 6.06
(b)	6.06
(c)	6.10
§ 317 (a)	6.08; 6.09
(b)	2.05

Note:	The Cross-Reference Table shall not for any purpose be deemed to be a part of this Indenture.

TABLE OF CONTENTS1

Note: The Cross-Reference Table shall not for any purpose be deemed to be a part of this Indenture.

i

INDENTURE, dated as of September 28, 2004 between Chiquita Brands International, Inc., a New Jersey corporation (the “Company”) and LaSalle Bank National Association, as trustee (the “Trustee”).

RECITALS

The Company has duly authorized the execution and delivery of this Indenture to provide for the issuance of up to $250,000,000 aggregate principal amount of the Company’s 7½% Senior Notes due 2014 (the “Notes”) issuable as provided in this Indenture. All things necessary to make this Indenture a valid agreement of the Company, in accordance with its terms, have been done, and the Company has done all things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee hereunder and duly issued by the Company, valid obligations of the Company as hereinafter provided.

This Indenture is subject to, and shall be governed by, the provisions of the Trust Indenture Act of 1939, as amended, that are required to be a part of and to govern indentures qualified under the Trust Indenture Act of 1939, as amended.

AND THIS INDENTURE FURTHER WITNESSETH

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

“144A Global Note” means a global note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, that shall be issued in a denomination equal to the outstanding principal amount at maturity of the Notes sold in reliance on Rule 144A.

“Acquired Indebtedness” means Indebtedness of a Person (1) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with an acquisition of such Person’s assets.

“Additional Notes” means an unlimited maximum aggregate principal amount of Notes (other than the Notes issued on the date hereof) issued under this Indenture in accordance with Section 2.02 hereof.

“Adjusted Consolidated Net Tangible Assets” means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), after deducting therefrom (1) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP.

“Affiliate” of any specified individual or entity, means (i) any other individual or entity who directly or indirectly controls or is controlled by or is under direct or indirect common control with the specified individual or entity or (ii) any individual or entity that beneficially owns 10% or more of any class of the Company’s Equity Interests (exclusive of any individual or entity that is permitted to report such ownership pursuant to Schedule 13G under the Exchange Act). For the purposes of this definition, “control” of an entity means having the power to direct the management and policies of the entity directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means any Registrar, co-registrar, Paying Agent or Authenticating Agent.

“Agent Members” has the meaning provided in Section 2.07(a).

“Applicable Premium” means, with respect to any Note on any redemption date, the excess of (A) the present value at such redemption date of (1) the redemption price of such Note at November 1, 2009 (such redemption price being set forth in the table in Section 3.01 hereof) plus (2) all required interest payments due on such Note through November 1, 2009 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate on such redemption date plus 50 basis points over (B) the principal amount of such Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(i) the sale, conveyance or other disposition of any assets, other than sales or leases of inventory or other assets in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole shall be governed by Section 4.14 and/or Section 5.01 hereof, as applicable, and not by Section 4.11; or

(ii) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries, other than such an issuance or sale to the Company or one or more of its Restricted Subsidiaries (other than director’s qualifying shares or shares required by applicable law to be held by a person other than the Company or a Restricted Subsidiary).

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(i) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million or the Company receives aggregate consideration of less than $5.0 million;

(ii) a transfer of assets between or among the Company and any one or more of its Restricted Subsidiaries;

(iii) an issuance or transfer of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(iv) a Restricted Payment or Permitted Investment that is permitted by Section 4.04 of this Indenture;

(v) sales or other dispositions of assets or Equity Interests that comply with clause (1) of the first paragraph of Section 4.11 of this Indenture, to the extent such sales or dispositions constitute “Permitted Investments”;

(vi) disposals or replacement of obsolete or worn-out equipment;

(vii) sale-leaseback transactions with ships, trucks, containers or other similar equipment purchased by the Company or its Restricted Subsidiaries from a Person other than the Company or one of its Subsidiaries within 120 days of such sale-leaseback transaction;

(viii) the sale or discount of accounts receivable in the ordinary course of business and the sale or transfer of Receivables Related Assets in connection with a Qualified Receivables Transaction; and

(ix) the surrender or waiver of contract rights or the settlement, release, or surrender of contract, tort or other claims.

“Authenticating Agent” means any Person authorized to authenticate and deliver Notes on behalf of the Trustee for the Notes pursuant to Section 7.14.

“Authentication Order” has the meaning provided in Section 2.02.

“Average Life” means, at any date of determination with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (2) the sum of all such principal payments.

“beneficial owner” or “beneficially owned” for the purposes of the definition of Change of Control exclusively, has the meaning given to it in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person thereunder shall be deemed to have beneficial ownership of all Equity Interests that such Person has the rights to acquire, whether the right is exercisable immediately or after the passage of time.

“Board of Directors” means, with respect to any Person, the Board of Directors, Board of Managers or similar governing body of such Person or any duly authorized committee of such Board of Directors.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York or in the city of the Corporate Trust Office of the Trustee are authorized by law to close.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Change of Control” means an event or series of events by which any of the following occurs:

(i) any “Person” is or becomes the “beneficial owner” directly or indirectly, of more than 50% of the total voting power of all outstanding classes of voting capital stock of the Company; or

(ii) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(iii) on any date, a majority of the Company’s Board of Directors does not consist of Persons (a) who were directors at the Closing Date (“Continuing Directors”) or (b) whose election or nomination as directors was approved by at least 2/3 of the directors then in office who are Continuing Directors or whose election or nomination was previously so approved.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

“Clearstream” means Clearstream Banking, société anonyme, Luxembourg (formerly Cedel Bank, société anonyme), and any successor thereto.

“Closing Date” means the date on which the Notes are originally issued under this Indenture.

“Commission” means the Securities and Exchange Commission or, if at any time after the execution of this Indenture such Commission is not existing and performing the duties now assigned to it under the TIA, then the body performing such duties at such time.

“Company” means the party named as such in the first paragraph of this Indenture until a successor replaces it pursuant to Article Five of this Indenture and thereafter means the successor.

“Company Order” means a written request or order signed in the name of the Company (i) by its Chairman, a Vice Chairman, its President or any Vice President and (ii) by its Treasurer, an Assistant Treasurer, its Secretary or an Assistant Secretary and delivered to the Trustee; provided, however, that such written request or order may be signed by any two of the officers or directors listed in clause (i) above in lieu of being signed by one of such officers or directors listed in such clause (i) and one of the officers listed in clause (ii) above.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus without duplication:

(i) an amount equal to any provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(ii) Fixed Charges of such Person and its Restricted Subsidiaries to the extent deducted in computing such Consolidated Net Income; plus

(iii) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses, write-downs (including asset impairment charges resulting from the application of SFAS No. 142), charges or accruals of such Person and its Restricted Subsidiaries (excluding such non-cash expense to the extent it represents an accrual or reserve for cash payments in any future period) for such period to the extent that such depreciation, amortization and other non-cash expenses, write-downs, charges or accruals were deducted in computing such Consolidated Net Income; minus

(iv) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that: (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof; (2) the cumulative effect of a change in accounting principles, any extraordinary gains or losses and any gains or losses realized in connection with an asset sale (including disposals of discontinued operations) shall be excluded; and (3) solely for the purposes of determining Consolidated Cash Flow, any net after-tax income or loss from discontinued operations shall be excluded.

Notwithstanding the foregoing, for purposes of clause (c) of Section 4.04 only, there shall be excluded from Consolidated Net Income that portion, if any, of the Net Income of any Restricted Subsidiary that is not permitted, directly or indirectly, to be paid by way of dividend, distribution or loan to stockholders of such Subsidiary by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders.

“Corporate Trust Office” means the office of the Trustee at which the corporate trust business of the Trustee shall, at any particular time, be principally administered, which office is, at the date of this Indenture, located at 135 South LaSalle Street, Suite 1811, Chicago, Illinois 60603.

“Credit Facilities” means one or more debt facilities, commercial paper facilities or indentures, in each case with banks or other institutional lenders or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or similar obligations or issuances of notes, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.07 hereof, substantially in the form of Exhibit A hereto, and such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Designated Non-cash Consideration” means non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration by the Company and, if the value of such Designated Non-cash Consideration exceeds $5 million, pursuant to an Officers’ Certificate setting forth the Fair Market Value thereof.

“Depositary” means The Depository Trust Company, its nominees, and their respective successors.

“Disqualified Stock” means any Equity Interests that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes are or become due. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Equity Interests upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Equity Interests provide that the Company may not repurchase or redeem any such Equity Interests pursuant to such provisions until after the Company complies with Section 4.11 or 4.14.

“Equity Interests” means capital stock, limited liability company interests, partnership interests or other equity interests or equity securities, and all warrants, options or other rights to acquire such securities (but excluding any debt security that is convertible into, or exchangeable for, such equity interests or equity securities).

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system, and any successor thereto.

“Event of Default” has the meaning provided in Section 6.01.

“Excess Proceeds” has the meaning provided in Section 4.11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means any securities of the Company containing terms identical to the Notes (except that such Exchange Notes shall be registered under the Securities Act) that are issued and exchanged for the Notes pursuant to the Registration Rights Agreement and this Indenture.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, provided that any transaction involving consideration of $10 million or more, the Fair Market Value shall be determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings and net payments, if any, pursuant to Hedging Obligations; plus (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus (3) the aggregate amount of interest in respect of Indebtedness that is Guaranteed or secured by the assets of the Company or its Restricted Subsidiaries; plus (4) the product of (a) all dividend payments, on any series of preferred stock of such Person or any of its Restricted Subsidiaries (other than (x) dividend payments to the Company or its Restricted Subsidiaries or (y) dividend payments on such preferred stock payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person) times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, redeems, repays or acquires any Indebtedness or issues, redeems or acquires preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, redemption, repayment or acquisition of Indebtedness, or such issuance, redemption or acquisition of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through the purchase of assets or stock, mergers, liquidations or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be calculated on a pro forma basis (including Pro Forma Cost Savings) as if they had occurred on the first day of the four-quarter reference period; (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date.

“Fleet Assets” means ocean going vessels and related equipment and machinery owned by the Company or any of its Restricted Subsidiaries.

“Food-Related Businesses” means businesses or operations involving food or food products, including any business related, ancillary or complementary thereto; provided that if in the case of any business acquired or joint venture entered into by the Company or any of its Restricted Subsidiaries after the Closing Date, such business or joint venture is primarily engaged in one or more Food-Related Businesses, then such acquired business or joint venture shall be deemed to be engaged in Food-Related Businesses.

“Former Credit Agreement” means that certain Credit Agreement dated as of March 7, 2001, as amended, by and among Chiquita Brands, Inc., as Borrower, each of the lenders thereto, and Wells Fargo Foothill, Inc. (f/k/a Foothill Capital Corporation), as Arranger and Administrative Agent.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in this Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of this Indenture shall be made without giving effect to (1) the amortization of any expenses incurred in connection with the offering of the Notes and the application of the proceeds therefrom and any costs or expenses incurred by the Company in connection with the tender and consent solicitation for the Company’s 10.56% Senior Notes due 2009 and the write-off of any debt issuance costs in connection therewith and (2) except as otherwise provided, the amortization of any amounts required or permitted by Statement on Financial Accounting Standards Nos. 141 and 142.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, issued in accordance with Section 2.01, 2.07(a), 2.07(b), 2.07(d) or 2.07(f) of this Indenture.

“Global Note Legend” means the legend set forth in Section 2.07(g)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and (2) other agreements or arrangements designed to protect against fluctuations in interest rates, currency exchange rates or specific financial and other similar risks (including commodity risks).

“Holder” or “Noteholder” means the registered holder of any Note.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, contingent or otherwise, in respect of:

(i) borrowed money;

(ii) bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), but excluding obligations with respect to letters of credit (including trade letters of credit) or similar obligations (such as bank Guarantees), entered into in the ordinary course of business of such Person (and not for borrowed money) to the extent such letters of credit or similar obligations are not drawn upon or, if drawn upon, the extent such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement;

(iii) banker’s acceptances;

(iv) Capital Lease Obligations;

(v) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(vi) any Hedging Obligations, other than Hedging Obligations incurred in the ordinary course of business for the purpose of fixing or hedging interest rate risk, foreign currency risk or specific financial and other similar risks (including commodity risks) and not for speculative purposes;

if and to the extent any of the preceding (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) (the amount of such Indebtedness as of any date being deemed to be the lesser of the value of such property or assets as of such date or the principal amount of such Indebtedness of such other Person) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as that term is defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Interest Payment Date” means each semiannual interest payment date on May 1 and November 1 of each year, commencing May 1, 2005, unless such day is not a Business Day, then the next succeeding Business Day.

“Intercompany Debt Obligations” means any Indebtedness of the Company or any of its Restricted Subsidiaries which is owed to the Company or any of its Restricted Subsidiaries.

“Investment Grade” means (1) BBB- or above, in the case of S&P (or its equivalent under any successor Rating Categories of S&P) and Baa3 or above, in the case of Moody’s (or its equivalent under any successor Rating Categories of Moody’s), or (2) the equivalent in respect of the Rating Categories of any other Rating Agencies, in each case, without regard to outlook.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, to the extent that such items are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that the advancement of funds by the Company or any of its Restricted Subsidiaries in the ordinary course of business to growers or suppliers of food-related products as advances against payment for such products shall not constitute an Investment. “Investments” shall also include (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (2) the retention of the Equity Interests (or any other Investment) by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.04 of this Indenture, the amount of or a reduction in an Investment shall be equal to the Fair Market Value thereof at the time such Investment is made or reduced.

“Legended Regulation S Global Note” means a Global Note in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and the Regulation S Global Note Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount at maturity of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Letter of Transmittal” means the letter of transmittal to be prepared by the Company and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.

“Lien” means any mortgage, lien, pledge, security interest, conditional sale or other title retention agreement, charge or other security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof; any option or other agreement to sell or give a security interest therein and any filing of, or agreement to file, any financing statement under the Uniform Commercial Code (or equivalent statutes of any jurisdiction).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means:

(i) with respect to any Asset Sale, means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions, any tax sharing arrangements and amounts used to repay Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP; and

(ii) with respect to any issuance or sale of Equity Interests, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Non-U.S. Person” means a person who is not a “U.S. person” (as defined in Regulation S).

“Notes” means any of the securities, as defined in the first paragraph of the recitals hereof, that are authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall include the Notes initially issued on the Closing Date, any Exchange Notes to be issued and exchanged for any Notes pursuant to the Registration Rights Agreement and this Indenture and any other Notes issued after the Closing Date under this Indenture. For purposes of this Indenture, all Notes shall vote together as one series of Notes under this Indenture.

“Offer to Purchase” means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

(i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

(ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Payment Date”);

(iii) that any Note not tendered will continue to accrue interest pursuant to its terms;

(iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

(vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

(vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples of $1,000.

On the Payment Date, the Company shall (a) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (b) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers’ Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples of $1,000. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

“Officer” means, with respect to the Company, (i) the Chairman of the Board, any Vice Chairman of the Board, the Chief Executive Officer, the President, any Vice President or the Chief Financial Officer, and (ii) the Treasurer or any Assistant Treasurer, or the Secretary or any Assistant Secretary.

“Officers’ Certificate” means a certificate signed by one Officer listed in clause (i) of the definition thereof and one Officer listed in clause (ii) of the definition thereof or two officers listed in clause (i) of the definition thereof.

“Opinion of Counsel” means a written opinion signed by legal counsel reasonably acceptable to the Trustee, who may be an employee of or counsel to the Company, that meets the requirements of Section 10.04.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and with respect to DTC, shall include Euroclear and Clearstream).

“Paying Agent” has the meaning provided in Section 2.04, except that, for the purposes of Article Eight, the Paying Agent shall not be the Company or a Subsidiary of the Company or an Affiliate of any of them. The term “Paying Agent” includes its successors and assigns and any additional Paying Agent.

“Payment Date” has the meaning provided in the definition of Offer to Purchase.

“Permitted Indebtedness” means Indebtedness that falls into any of the following categories:

(i) Indebtedness of the Company or any of its Restricted Subsidiaries outstanding on the Closing Date;

(ii) the Notes;

(iii) Indebtedness under Credit Facilities outstanding at any time in an aggregate amount not to exceed $200.0 million, less the amount of Receivables Program Obligations then outstanding;

(iv) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness outstanding under clause (iii), (v), (vi), (vii), (viii), (ix), (x) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that (a) Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (iv) if (x) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes, or (y) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes, (b) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded and (c) such new Indebtedness is Incurred by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness to be refinanced or refunded; provided that indebtedness of a Restricted Subsidiary may be refinanced by such Restricted Subsidiary or any other Restricted Subsidiary;

(v) Intercompany Debt Obligations between or among the Company and any of its Restricted Subsidiaries; provided that any Intercompany Debt Obligations of the Company incurred after the Closing Date other than in connection with Refinancing Indebtedness must be evidenced by an intercompany note; provided further that (i) any subsequent issuance or transfer of any Equity Interests that results in such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (ii) any sale or other transfer of such Indebtedness to a Person other than the Company or a Restricted Subsidiary shall each be deemed to be an incurrence of Indebtedness by the obligor if and to the extent that it is the Company or a continuing Restricted Subsidiary of the Company;

(vi) Guarantees by a Restricted Subsidiary of Indebtedness of an unrelated third party which is involved in a commercial relationship with the Company or a Restricted Subsidiary in the ordinary course of business, such as a supplier, customer or service-provider; provided that (a) the Company has not guaranteed it and is not otherwise legally liable for it, (b) the indebtedness guaranteed under this clause does not exceed an aggregate amount outstanding at any time of $15 million, and (c) the proceeds of the underlying Indebtedness are or have been used by the borrower in Food-Related Businesses;

(vii) Indebtedness of the Company or any of its Restricted Subsidiaries secured by Liens on the Fleet Assets in an aggregate amount outstanding at any time not to exceed $40 million;

(viii) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate amount outstanding at any time not to exceed $75 million;

(ix) Indebtedness represented by Guarantees by the Company or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred;

(x) Indebtedness of the Company or any Restricted Subsidiary consisting of Guarantees, indemnities, or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets (other than Guarantees of Indebtedness by any Person acquiring such assets for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Company in connection with such disposition;

(xi) Indebtedness of the Company or any of its Restricted Subsidiaries in respect to performance bonds, bankers’ acceptances, workers compensation claims, surety or appeal bonds payment obligations in connection with self-insurance or similar obligations and bank overdrafts; and

(xii) Receivables Program Obligations.

“Permitted Investments” means, for any Person, Investments made on or after the Closing Date consisting of:

(i) Investments by the Company, or by a Restricted Subsidiary thereof, in the Company or a Restricted Subsidiary or in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary thereof;

(ii) Temporary Cash Investments;

(iii) an Investment that is made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to, and in compliance with, the covenant “Limitation on Asset Sales”;

(iv) Investments consisting of (a) loans and advances to employees for reasonable travel, relocation and business expenses in the ordinary course of business not to exceed $5 million in the aggregate at any one time outstanding and (b) loans to employees of the Company or its Restricted Subsidiaries for the sole purpose of purchasing equity of the Company not to exceed $5 million in the aggregate at any one time outstanding;

(v) Investments existing on the Closing Date;

(vi) Investments of the Company or any Restricted Subsidiary in connection with Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk or foreign currency risk and not for speculative purposes;

(vii) Investments consisting of endorsements for collection or deposit in the ordinary course of business;

(viii) Investments in suppliers or customers that are in bankruptcy, receivership or similar proceedings or as a result of foreclosure on a secured Investment in a third party received in exchange for or cancellation of an existing obligation of such supplier or customer to the Company or a Restricted Subsidiary;

(ix) Investments paid for solely with Equity Interests (other than Disqualified Stock) of the Company;

(x) Investments in any Person (other than an Unrestricted Subsidiary) in an aggregate amount, as valued at the time each such Investment is made, not to exceed 10% of Total Assets at such time, so long as such Investments are in a Food Related Business;

(xi) Investments represented by Guarantees in an aggregate amount not to exceed $15 million;

(xii) deposits required by government agencies, public utilities or supplies in the ordinary course of business;

(xiii) prepaid expenses incurred in the ordinary course of business;

(xiv) extensions of trade credit in the ordinary course of business recorded as accounts receivable;

(xv) Investments made in connection with a Qualified Receivables Transaction; and

(xvi) Investments (other than Investments specified in clauses (i) through (xv) above) in an aggregate amount, as valued at the time each such Investment is made, not to exceed $20 million at any time after the Closing Date.

“Permitted Liens” means Liens that fit into any of the following categories:

(i) any Liens on assets of the Company or any Restricted Subsidiary existing on the Closing Date;

(ii) Liens on assets acquired after the Closing Date that were existing at the time of the acquisition by the Company or any Restricted Subsidiary thereof; provided such liens were in existence prior to the contemplation of such acquisition and do not extend to any other assets;

(iii) Liens on assets to secure the purchase price of assets to be acquired, which Liens cover only the assets acquired with such Indebtedness;

(iv) Liens securing Indebtedness (including Hedging Obligations with respect thereto) in an aggregate amount not to exceed the greater of (x) $200.0 million and (y) an amount equal to the Secured Debt Cap on the date on which such Lien is to be incurred, in each case less the amount of Receivables Program Obligations then outstanding;

(v) Liens on an entity or its assets existing at the time the entity becomes a Restricted Subsidiary or is merged with the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of its assets; provided that such Liens were in existence prior to the contemplation of such acquisition or merger and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary or is merged with the Company;

(vi) statutory liens of landlords and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens (a) arising in the ordinary course of business and (b) for amounts not overdue for more than 90 days or being contested in good faith by appropriate proceedings;

(vii) judgment Liens and other similar Liens arising in the ordinary course of business, provided that (a) the enforcement of the Liens is stayed, (b) the claims secured by the Liens are being actively contested, in good faith and by appropriate proceedings; and (c) the judgment would not otherwise constitute a Default or Event of Default under this Indenture;

(viii) Liens securing Intercompany Debt Obligations;

(ix) Liens for taxes, assessments or governmental charges not yet due and payable or being contested in good faith, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(x) Liens on property of a foreign Restricted Subsidiary to secure Indebtedness of that foreign Restricted Subsidiary that is otherwise permitted under the terms of the Notes;

(xi) Liens on foreign bank accounts in accordance with customary banking practice;

(xii) easements, rights-of-way, restrictions and other similar encumbrances to the extent they are incurred in the ordinary course of business;

(xiii) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(xiv) deposits and other Liens to secure letters of credit and bank Guarantees and the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other similar obligations incurred in the ordinary course of business;

(xv) Liens granted after the Closing Date on assets of the Company or its Restricted Subsidiaries created in favor of the holders of the Notes;

(xvi) Liens on the Fleet Assets securing Indebtedness in an aggregate amount not to exceed (a) $40 million plus (b) an amount equal to the amount of Indebtedness outstanding on the Closing Date secured by Liens on the Fleet Assets to the extent such Indebtedness has been repaid and/or refinanced after the Closing Date with Indebtedness incurred by the Company or any Restricted Subsidiary which is not so secured by Liens on the Fleet Assets;

(xvii) judgment liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been terminated or the period within which such proceedings may be initiated shall not have expired;

(xviii) Liens to secure Hedging Obligations incurred in the ordinary course of business for the purpose of fixing or hedging interest rate risk, foreign currency risk or financial and other similar risks (including commodity risks); provided that with respect to Hedging Obligations with respect to Indebtedness such Liens do not extend to property or assets other than the property or assets securing such Indebtedness;

(xix) Liens in favor of customs and revenue authorities arising as a matter of law to serve as payment of custom duties in connection with the importation of goods;

(xx) leases, subleases or licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

(xxi) Liens arising from the filing of uniform commercial code financing statements regarding leases;

(xxii) Liens in favor of the Company or a Restricted Subsidiary;

(xxiii) Liens on Receivables Program Assets securing Receivables Program Obligations; and

(xxiv) Liens securing Indebtedness which is incurred to refinance secured Indebtedness outstanding on the Closing Date and refinancings thereof; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced.

“Person” means an individual, a corporation, a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof; provided, that the term “Person” for purposes of the definition of “Change of Control” has the meaning given to it in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

“Placement Agents” means Morgan Stanley & Co. Incorporated, Wachovia Securities, LLC, Wells Fargo Securities, LLC, ABN Amro Incorporated and ING Financial Markets LLC.

“principal” of a debt security, including the Notes, means the principal amount due on the Stated Maturity as shown on such debt security.

“Private Placement Legend” means the legend set forth in Section 2.07(g)(i) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and related adjustments that are directly attributable to an acquisition that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Calculation Date, and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the date of this Indenture and are described in a certificate delivered to the Trustee from the Company’s Chief Financial Officer that outlines the specific actions taken and the net cost savings achieved or to be achieved from each such action.

“Purchase Money Note” means a promissory note evidencing the obligation of a Receivables Subsidiary to pay the purchase price for Receivables or other indebtedness to the Company or to any other Seller in connection with a Qualified Receivables Transaction, which note shall be repaid from cash available to the maker of such note, other than cash required to be held as reserves pursuant to Receivables Documents, amounts paid in respect of interest, principal and other amounts owing under Receivables Documents and amounts paid in connection with the purchase of newly generated Receivables.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any Subsidiary of the Company pursuant to which the Company or any such Subsidiary may sell, convey or otherwise transfer to a Receivables Subsidiary (in the case of a transfer by the Company or any other Seller) and any other person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any Receivables Program Assets (whether existing on the Closing Date or arising thereafter); provided that:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of a Receivables Subsidiary or Special Purpose Vehicle (i) is guaranteed by the Company or any other Seller (excluding Guarantees of obligations pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Seller in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Seller, directly or indirectly, contingently or otherwise, to the satisfaction of obligations incurred in such transactions, other than pursuant to Standard Securitization Undertakings;

(b) neither the Company nor any other Seller has any material contract, agreement, arrangement or understanding with a Receivables Subsidiary or a Special Purpose Vehicle (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Seller than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

(c) the Company and the other Sellers do not have any obligation to maintain or preserve the financial condition of a Receivables Subsidiary or a Special Purpose Vehicle or cause such entity to achieve certain levels of operating results.

“Rating Agencies” means (1) S&P and Moody’s or (2) if S&P or Moody’s or both of them are not making ratings publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by the Company, which will be substituted for S&P or Moody’s or both, as the case may be.

“Rating Category” means (1) with respect to S&P, any of the following categories (any of which may include a “+” or “-”): AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories), (2) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories), and (3) the equivalent of any such categories of S&P or Moody’s used by another Rating Agency, if applicable.

“Rating Decline” means (i) a decrease of one or more graduations (including graduations within Rating Categories as well as between Rating Categories) in the rating of the Notes by either Moody’s and S&P or (ii) a withdrawal of the rating of the Notes by Moody’s or S&P, in each case, directly as a result of a Change of Control; provided, however, that such decrease or withdrawal occurs on, or within 90 days following the date of public notice of the occurrence of a Change of Control or of the intention by the Company or a stockholder of the Company to effect a Change of Control, which period shall be extended so long as the rating of the Notes relating to the Change of Control as noted by the Rating Agency is under publicly announced consideration for downgrade by the applicable Rating Agency.

“Receivables” means all rights of the Company or any other Seller to payments (whether constituting accounts, chattel paper, instruments, general intangibles or otherwise, and including the right to payment of any interest or finance charges), which rights are identified in the accounting records of the Company or such Seller as accounts receivable.

“Receivables Documents” means:

(a) a receivables purchase agreement, pooling and servicing agreement, credit agreement, agreements to acquire undivided interests or other agreement to transfer, or create a security interest in, Receivables Program Assets, in each case as amended, modified, supplemented or restated and in effect from time to time and entered into by the Company, another Seller and/or a Receivables Subsidiary, and

(b) each other instrument, agreement and other document entered into by the Company, any other Seller or a Receivables Subsidiary relating to the transactions contemplated by the agreements referred to in clause (a) above, in each case as amended, modified, supplemented or restated and in effect from time to time.

“Receivables Program Assets” means:

(a) all Receivables which are described as being transferred by the Company, another Seller or a Receivables Subsidiary pursuant to the Receivables Documents;

(b) all Receivables Related Assets; and

(c) all collections (including recoveries) and other proceeds of the assets described in the foregoing clauses.

“Receivables Program Obligations” means:

(a) notes, trust certificates, undivided interests, partnership interests or other interests representing the right to be paid a specified principal amount for the Receivables Program Assets; and

(b) related obligations of the Company, a Subsidiary of the Company or a Special Purpose Vehicle (including, without limitation, rights in respect of interest or yield, breach of warranty claims and expense reimbursement and indemnity provisions).

“Receivables Related Assets” means:

(a) any rights arising under the documentation governing or relating to Receivables (including rights in respect of liens securing such Receivables and other credit support in respect of such Receivables);

(b) any proceeds of such Receivables and any lockboxes or accounts in which such proceeds are deposited;

(c) spread accounts and other similar accounts (and any amounts on deposit therein) established in connection with a Qualified Receivables Transaction;

(d) any warranty, indemnity, dilution and other intercompany claim arising out of Receivables Documents; and

(e) other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Receivables Subsidiary” means a special purpose Wholly Owned Subsidiary of the Company created in connection with the transactions contemplated by a Qualified Receivables Transaction, which Subsidiary engages in no activities other than those incidental to such Qualified Receivables Transaction and which is designated as a Receivables Subsidiary by the Company’s Board of Directors. Any such designation by the Board of Directors shall be evidenced by filling with the Trustee a Board Resolution of the Company giving effect to such designation and an Officers’ Certificate certifying, to the best of such officers’ knowledge and belief after consulting with counsel, such designation, and the transactions in which the Receivables Subsidiary will engage, comply with the requirements of the definition of Qualified Receivables Transaction.

“Redemption Date” means, when used with respect to any Note to be redeemed, the date fixed for such redemption by or pursuant to this Indenture.

“Redemption Price” means, when used with respect to any Note to be redeemed, the price at which such Note is to be redeemed pursuant to this Indenture.

“Registrar” has the meaning provided in Section 2.04.

“Registration Rights Agreement” means the registration rights agreement among the Company and Morgan Stanley & Co. Incorporated, Wachovia Capital Markets, LLC, Wells Fargo Securities, LLC, ABN Amro Incorporated and ING Financial Markets LLC dated September 28, 2004.

“Registration Statement” means the Registration Statement as defined and described in the Registration Rights Agreement.

“Regular Record Date” for the interest payable on any Interest Payment Date means the April 15 or October 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Global Note” means a Legended Regulation S Global Note or an Unlegended Regulation S Global Note, as appropriate.

“Replacement Assets” means, on any date, property or assets (other than current assets) of a nature or type or that are used in a business (or an Investment in a company having property or assets of a nature or type, or engaged in a business) similar or related or complementary to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on such date.

“Responsible Officer,” when used with respect to the Trustee, means any officer of the Trustee in its Corporate Trust Office with direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment made after the Closing Date other than Permitted Investments.

“Restricted Payment” means the Company or any of its Restricted Subsidiaries, directly or indirectly, does any of the following: (1) either (a) declares or pays any dividend on or makes any distribution in respect of its Equity Interests or to the direct or indirect holders of its Equity Interests in their capacity as such (other than dividends or distributions payable in its Equity Interests (other than Disqualified Stock) or to the Company or any of its Restricted Subsidiaries), or (b) purchases, redeems or retires for value Equity Interests of the Company or any of its Restricted Subsidiaries (other than Equity Interests owned by the Company or any of its Restricted Subsidiaries); (2) makes any principal payment on or with respect to, or redeem, repurchase, defease or otherwise acquire or retire for value prior to its scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness that is subordinated to the Notes or any Subsidiary Guarantee or (3) makes any Restricted Investment.

“Restricted Period” means the 40-day restricted period as defined in Regulation S.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated the Securities Act.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, and its successors.

“Secured Debt Cap” means, on any date, an amount equal to 1.5 times the Consolidated Cash Flow of the Company and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which financial statements are available immediately preceding such date. For purposes of making the computation referred to above, (1) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations, since the beginning of the four-quarter period referred to above, shall be calculated on a pro forma basis (including Pro Forma Cost Savings) as if they had occurred on the first day of the four-quarter period and Consolidated Cash Flow for such four-quarter period and (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of since the beginning of the four-quarter period referred to above, shall be excluded.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Register” has the meaning provided in Section 2.04.

“Seller” means the Company or any Subsidiary of the Company (other than a Receivables Subsidiary) which is a party to a Receivables Document.

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

“Significant Subsidiary” means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (1) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

“Special Purpose Vehicle” means a trust, partnership or other special purpose Person established by the Company and/or any of its Subsidiaries to implement a Qualified Receivables Transaction.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which, in the good faith judgment of the Board of Directors of the appropriate company, are reasonably customary in an accounts receivable transactions.

“Stated Maturity” means, (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subclass 4B Supplemental Distribution” means the distribution to be made to former creditors of the Company upon the occurrence of certain events affecting the Company, as described in the Second Amended Plan of Reorganization of Chiquita Brands International, Inc. under Chapter 11 of the Bankruptcy Code, confirmed by the United States Bankruptcy Court for the Southern District of Ohio, Western Division on March 8, 2002.

“Subsidiary” means, with respect to any Person, any corporation or other entity more than fifty percent (50%) of whose Equity Interests having by the terms thereof, at that time, ordinary voting power to elect a majority of the directors (or comparable positions) of such entity is at the time owned by such Person directly or indirectly through Subsidiaries.

“Temporary Cash Investments” means

(i) investments in marketable direct obligations issued or guaranteed by the United States of America, or of any governmental agency or political subdivision thereof, maturing within 18 months of the date of purchase;

(ii) investments in certificates of deposit issued by a bank organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital and unimpaired surplus totaling more than $500,000,000 and rated at least A by S&P and A-2 by Moody’s (any such bank, an “Approved Bank”) maturing within 365 days of purchase;

(iii) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (i) and (ii) above entered into with any Approved Bank;

(iv) commercial paper or finance company paper issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A-1 by S&P and P-2 by Moody’s, or A by S&P and A-2 by Moody’s, in each case maturing within 365 days of purchase;

(v) Investments not exceeding 365 days in duration in money market funds that invest substantially all of such funds’ assets in the Investments described in the preceding clauses (i) through (iv); and

(vi) in the case of the Company’s non-U.S. Restricted Subsidiaries, short-term investments made in the ordinary course of business.

“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as in effect on the date this Indenture was executed, except as provided in Section 9.06.

“Terminated Covenants” has the meaning provided in Section 4.22.

“Total Assets” at any time means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), as set forth on the most recent available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 1, 2009; provided, however, that if the period from the redemption date to November 1, 2009 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such date of redemption to November 1, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means the party named as such in the first paragraph of this Indenture until a successor replaces it in accordance with the provisions of Article Seven of this Indenture and thereafter means such successor.

“United States Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended and as codified in Title 11 of the United States Code, as amended from time to time hereafter, or any successor federal bankruptcy law.

“Unlegended Regulation S Global Note” means a permanent global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend (but not the Regulation S Global Note Legend), deposited with or on behalf of and registered in the name of the Depositary or its nominee and issued upon expiration of the Restricted Period.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing a series of Notes, and that does not bear the Private Placement Legend.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Equity Interests of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an “incurrence” of such Indebtedness and an “Investment” by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the “Limitation on Restricted Payments” covenant and (C) if applicable, the incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the “Limitation on Indebtedness” and “Limitation on Restricted Payments” covenants. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if incurred at such time, have been permitted to be incurred (and shall be deemed to have been incurred) for all purposes of this Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the Notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“U.S. Person” means a U.S. person as defined in Rule 902(o) under the Securities Act.

“Warrant Agreement” means that certain Warrant Agreement, dated as of March 19, 2002, by and between the Company and American Security Transfer Company, Limited Partnership, as Warrant Agent.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding capital stock of such Subsidiary (other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.02. Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture. The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security holder” means a Holder or a Noteholder;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the indenture securities means the Company or any other obligor on the Notes.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by a rule of the Commission and not otherwise defined herein have the meanings assigned to them therein.

SECTION 1.03. Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and words in the plural include the singular;

(e) provisions apply to successive events and transactions;

(f) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(g) all ratios and computations based on GAAP contained in this Indenture shall be computed in accordance with the definition of GAAP set forth in Section 1.01;

(h) all references to “agreements” include any amendments or restatements thereof; and

(i) all references to Sections or Articles refer to Sections or Articles of this Indenture unless otherwise indicated.

ARTICLE TWO

THE NOTES

SECTION 2.01. Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be issued in registered, global form without interest coupons and only shall be in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (and shall include the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee in accordance with instructions given by the Holder thereof as required by Section 2.07 hereof.

(c) Regulation S Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Legended Regulation S Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Following the termination of the Restricted Period, beneficial interests in the Legended Regulation S Global Note shall be exchanged for beneficial interests in Unlegended Regulation S Global Notes pursuant to the Applicable Procedures. Simultaneously with the authentication of Unlegended Regulation S Global Notes, the Trustee shall cancel the Legended Regulation S Global Note. The aggregate principal amount of the Regulation S Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Cedel Bank” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Participants through Euroclear or Clearstream.

SECTION 2.02. Execution and Authentication.

(a) Two Officers of the Company shall sign the Notes for the Company by manual or facsimile signature.

(b) If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

(c) A Note shall not be valid until authenticated by the manual signature of the Trustee. Such signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

(d) The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is unlimited.

(e) The Company may, subject to Article Four of this Indenture and applicable law, issue Additional Notes under this Indenture, including Exchange Notes. The Notes issued on the Closing Date and any Additional Notes subsequently issued shall be treated as a single class for all purposes under this Indenture.

(f) The Trustee shall, upon a written order of the Company signed by two Officers of the Company (an “Authentication Order”), authenticate Notes for original issue on the date hereof of $250.0 million. At any time and from time to time after the execution of this Indenture, the Trustee shall, upon receipt of an Authentication Order, authenticate Notes for original issue in aggregate principal amount specified in such Authentication Order. The Authentication Order shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated.

(g) The Trustee may appoint an Authenticating Agent acceptable to the Company to authenticate Notes. An Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such Agent. An Authenticating Agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

SECTION 2.03. Methods of Receiving Payments on the Notes.

All payments on Notes shall be made at the office or agency of the Paying Agent and Registrar unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

SECTION 2.04. Registrar and Paying Agent.

The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”), an office or agency where Notes may be presented for payment (the “Paying Agent”) and an office or agency where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall cause the Registrar to keep a register of the Notes and of their transfer and exchange (the “Security Register”). The Security Register shall be in written form or any other form capable of being converted into written form within a reasonable time. The Company may have one or more co-Registrars and one or more additional Paying Agents.

The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such Agent. The Company shall give prompt written notice to the Trustee of the name and address of any such Agent and any change in the address of such Agent. If the Company fails to maintain a Registrar, Paying Agent and/or agent for service of notices and demands, the Company shall appoint the Trustee to act as, and the Trustee shall act as, such Registrar, Paying Agent and/or agent for service of notices and demands. The Company may remove any Agent upon written notice to such Agent and the Trustee; provided that no such removal shall become effective until (i) the acceptance of an appointment by a successor Agent to such Agent as evidenced by an appropriate agency agreement entered into by the Company and such successor Agent and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as such Agent until the appointment of a successor Agent in accordance with clause (i) of this proviso. The Company, any Subsidiary of the Company, or any Affiliate of any of them may act as Paying Agent, Registrar or co-Registrar, and/or agent for service of notice and demands.

The Company hereby initially appoints the Trustee as Registrar, Paying Agent, Authenticating Agent and agent for service of notice and demands. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee as of each Regular Record Date and at such other times as the Trustee may reasonably request the names and addresses of Holders as they appear in the Security Register, including the aggregate principal amount of Notes held by each Holder.

SECTION 2.05. Paying Agent to Hold Money in Trust.

Not later than 11:00 a.m. (New York City time) on each due date of the principal, premium, if any, and interest on any Notes, the Company shall deposit with the Paying Agent money in immediately available funds sufficient to pay such principal, premium, if any, and interest so becoming due. The Company shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes (whether such money has been paid to it by the Company or any other obligor on the Notes), and such Paying Agent shall promptly notify the Trustee of any default by the Company (or any other obligor on the Notes) in making any such payment. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may at any time during the continuance of any payment default, upon written request to a Paying Agent, require such Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed. Upon doing so, the Paying Agent shall have no further liability for the money so paid over to the Trustee. If the Company or any Subsidiary of the Company or any Affiliate of any of them acts as Paying Agent, it will, on or before each due date of any principal of, premium, if any, or interest on the Notes, segregate and hold in a separate trust fund for the benefit of the Holders a sum of money sufficient to pay such principal, premium, if any, or interest so becoming due until such sum of money shall be paid to such Holders or otherwise disposed of as provided in this Indenture, and will promptly notify the Trustee of its action or failure to act.

SECTION 2.06. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA Section 312(a).

SECTION 2.07. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes shall be exchanged by the Company for Definitive Notes if (i) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary; (ii) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; provided that in no event shall the Legended Regulation S Global Note be exchanged by the Company for Definitive Notes prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certification required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act; or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes. Upon the occurrence of either of the preceding events in (i), (ii) or (iii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.08 and 2.11 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.07 or Section 2.08 or 2.11 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.07(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.07(b), (d) or (f) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Legended Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than the Placement Agents). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.07(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.07(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Legended Regulation S Global Note prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certifications required pursuant to Rule 903 under the Securities Act. Upon consummation of an Exchange Offer by the Company in accordance with Section 2.07(f) hereof, the requirements of this Section 2.07(b)(ii) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount at maturity of the relevant Global Notes pursuant to Section 2.07(i) hereof.

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.07(b)(ii) above and the Registrar receives the following:

(A) if the transferee shall take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in (x) item (1)(a) thereof or (y) item (1)(b) thereof, and an Opinion of Counsel regarding the availability of the applicable exemption; and

(B) if the transferee shall take delivery in the form of a beneficial interest in a Legended Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in (x) item (2)(a) thereof, provided, however, that if transfer occurs prior to the expiration of the Restricted Period, then the transferor shall also certify that the beneficial interest transferred shall be held immediately thereafter through Euroclear or Clearstream, or (y) item (2)(b), thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in the Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.07(b)(ii) above and:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Person participating in the distribution of the Exchange Notes or (2) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Participating Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar or the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1)(a) thereof;

(C) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than that listed in subparagraph (B) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and, an Opinion of Counsel if such transfer is in respect of an aggregate principal amount of Notes of less than $100,000, as required by item (3) thereof, if applicable; or

(D) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.07(i) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.07(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.07(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Legended Regulation S Global Note to Definitive Notes. A beneficial interest in the Legended Regulation S Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certificates required by Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Person participating in the distribution of the Exchange Notes or (2) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Participating Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Definitive Note that does not bear the Private Placement Legend, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a Definitive Note that does not bear the Private Placement Legend, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar or the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.07(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.07(i) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.07(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.07(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1)(a) thereof; or

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an “offshore transaction” in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Person participating in the distribution of the Exchange Notes or (2) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Participating Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar or the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.07(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (ii)(B), (ii)(D) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.07(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.07(e).

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer shall be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1)(a) thereof; and

(B) if the transfer shall be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Person participating in the distribution of the Exchange Notes or (2) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B) any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) any such transfer is effected by a Participating Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes tendered for acceptance by Persons that certify in the applicable Letters of Transmittal that (1) any Exchange Notes received by such Person will be acquired in the ordinary course of business, (2) at the time of the commencement of the Exchange Offer, such Person had no arrangements or understanding with any person to participate in the distribution of the Notes or the Exchange Notes within the meaning of the 1933 Act, (3) such Person is not an “affiliate,” as defined in Rule 405 of the 1933

Act, of the Company or if it is an affiliate, such Person will comply with the registration and prospectus delivery requirement of the 1933 Act to the extent applicable, (4) if such Person is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes and (5) if such Person is a broker-dealer, that it will receive Exchange Notes for its own account in exchange for Registrable Securities (as defined in the Registration Rights Agreement) that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes, and accepted for exchange in the Exchange Offer and (ii) Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes accepted for exchange in the Exchange Offer. Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Company shall execute and the Trustee shall authenticate and deliver to the Persons designated by the Holders of Restricted Global Notes so accepted Unrestricted Global Notes in the appropriate principal amount.

(g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i) Private Placement Legend. Except as permitted below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT) (AN “INSTITUTIONAL ACCREDITED INVESTOR”), (2) AGREES FOR THE BENEFIT OF THE COMPANY THAT IT WILL NOT, WITHIN THE TIME PERIOD REFERRED TO IN RULE 144(k) UNDER THE SECURITIES ACT AFTER THE ORIGINAL ISSUANCE OF THESE NOTES, OFFER, RESELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN EXCEPT (A) TO CHIQUITA BRANDS INTERNATIONAL, INC. OR ANY SUBSIDIARY THEREOF, (B) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE),

(E) INSIDE THE UNITED STATES TO AN INSTITUTIONAL ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHES TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE) AND IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT OF NOTES OF LESS THAN $100,000, AN OPINION OF COUNSEL ACCEPTABLE TO CHIQUITA BRANDS INTERNATIONAL, INC. THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE WITHIN THE TIME PERIOD REFERRED TO IN RULE 144(k) UNDER THE SECURITIES ACT AFTER THE ORIGINAL ISSUANCE OF THESE NOTES, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS CERTIFICATE TO THE TRUSTEE. IF THE PROPOSED TRANSFEREE IS AN INSTITUTIONAL ACCREDITED INVESTOR, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND CHIQUITA BRANDS INTERNATIONAL, INC. SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “ U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING RESTRICTIONS.

Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) to this Section 2.07 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE,

(II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

(h) Regulation S Global Note Legend. The Regulation S Global Note shall bear a legend in substantially the following form:

THE RIGHTS ATTACHING TO THIS REGULATION S GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).

(i) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.12 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(j) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Company’s order or at the Registrar’s request.

(ii) No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11, 3.08, 4.11, 4.14 and 9.04 hereof).

(iii) The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid and legally binding obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) The Company shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.03 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vii) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(viii) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.07 to effect a registration of transfer or exchange may be submitted by facsimile with the original to follow by first class mail.

(ix) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or beneficial owners of interest in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 2.08. Replacement Notes.

(a) If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

(b) Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.09. Outstanding Notes.

(a) The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding. Except as set forth in Section 2.10 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 3.07(b) hereof.

(b) If a Note is replaced pursuant to Section 2.08 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

(c) If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

(d) If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any of the foregoing) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.10. Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

SECTION 2.11. Temporary Notes.

(a) Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

(b) Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.12. Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of canceled Notes in accordance with its procedures for the disposition of canceled securities in effect as of the date of such disposition (subject to the record retention requirement of the Exchange Act). Certification of the disposition of all canceled Notes shall be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

SECTION 2.13. [Intentionally Omitted].

SECTION 2.14. CUSIP Numbers.

The Company in issuing the Notes may use “CUSIP,” “CINS” or “ISIN” numbers (if then generally in use), and the Company and the Trustee shall use CUSIP, CINS or ISIN numbers, as the case may be, in notices of redemption or exchange as a convenience to Holders; provided that any such notice shall state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange and that reliance may be placed only on the other identification numbers printed on the Notes. The Company shall promptly notify the Trustee of any change in “CUSIP,” “CINS” or “ISIN” numbers for the Notes.

SECTION 2.15. Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it shall pay, or shall deposit with the Paying Agent money in immediately available funds sufficient to pay, the defaulted interest, plus (to the extent lawful) any interest payable on the defaulted interest as specified in the form of Note, to the Persons who are Holders on a subsequent special record date. A special record date, as used in this Section 2.15 with respect to the payment of any defaulted interest, shall mean the 15th day next preceding the date fixed by the Company for the payment of defaulted interest, whether or not such day is a Business Day. At least 15 days before the subsequent special record date, the Company shall mail to each Holder and to the Trustee a notice that states the subsequent special record date, the payment date and the amount of defaulted interest to be paid.

ARTICLE THREE

REDEMPTION

SECTION 3.01. Right of Redemption. (a) The Notes are redeemable, at the Company’s option, in whole or in part, at any time or from time to time, on or after November 1, 2009 and prior to maturity, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s last address, as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing on November 1 of the years set forth below:

Year	Redemption Price
2009	103.750%
2010	102.500
2011	101.250
2012 and thereafter	100.000%

(b) In addition, at any time prior to November 1, 2007, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the Net Cash Proceeds of one or more sales of Equity Interests of the Company (other than Disqualified Stock), at any time as a whole or from time to time in part, at a Redemption Price (expressed as a percentage of principal amount) of 107.500%, plus accrued and unpaid interest to, but not including, the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date); provided that (i) at least 65% of the aggregate principal amount of Notes originally issued (including any Additional Notes) remains outstanding after each such redemption and (ii) notice of any such redemption is mailed within 90 days after each such sale of Equity Interest.

(c) At any time on or prior to November 1, 2009, the Notes may also be redeemed, in whole or in part, at the option of the Company upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest to, the Redemption Date.

SECTION 3.02. Notices to Trustee. If the Company elects to redeem Notes pursuant to Section 3.01, it shall notify the Trustee in writing of the Redemption Date and the principal amount of Notes to be redeemed and the clause of this Indenture pursuant to which redemption shall occur.

The Company shall give each notice provided for in this Section 3.02 in an Officers’ Certificate at least 45 days before the Redemption Date (unless a shorter period shall be satisfactory to the Trustee).

SECTION 3.03. Selection of Notes to Be Redeemed. If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed in compliance with the requirements, as certified to it by the Company, of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange or automated quotation system, pro rata, by lot or by such other method as the Trustee in its sole discretion shall deem fair and appropriate; provided that no Note of $1,000 in principal amount or less shall be redeemed in part.

The Trustee shall make the selection from the Notes outstanding and not previously called for redemption. Notes in denominations of $1,000 in principal amount may only be redeemed in whole. The Trustee may select for redemption portions (equal to $1,000 in principal amount or any integral multiple thereof) of Notes that have denominations larger than $1,000 in principal amount. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Company and the Registrar promptly in writing of the Notes or portions of Notes to be called for redemption.

SECTION 3.04. Notice of Redemption. With respect to any redemption of Notes pursuant to Section 3.01, at least 30 days but not more than 60 days before a Redemption Date, the Company shall mail a notice of redemption by first-class mail to each Holder whose Notes are to be redeemed.

The notice shall identify the Notes to be redeemed and shall state:

(a) the Redemption Date;

(b) the Redemption Price;

(c) the name and address of the Paying Agent;

(d) that Notes called for redemption must be surrendered to the Paying Agent in order to collect the Redemption Price;

(e) that, unless the Company defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date and the only remaining right of the Holders is to receive payment of the Redemption Price plus accrued interest to the Redemption Date upon surrender of the Notes to the Paying Agent;

(f) that, if any Note is being redeemed in part, the portion of the principal amount (equal to $1,000 in principal amount or any integral multiple thereof) of such Note to be redeemed and that, on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be reissued; and

(g) that, if any Note contains a CUSIP, CINS or ISIN number as provided in Section 2.14, no representation is being made as to the correctness of the CUSIP, CINS or ISIN number either as printed on the Notes or as contained in the notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes.

At the Company’s request (which request may be revoked by the Company at any time prior to the time at which the Trustee shall have given such notice to the Holders), made in writing to the Trustee at least 45 days (or such shorter period as shall be satisfactory to the Trustee) before a Redemption Date, the Trustee shall give the notice of redemption in the name and at the expense of the Company. If, however, the Company gives such notice to the Holders, the Company shall concurrently deliver to the Trustee an Officers’ Certificate stating that such notice has been given.

SECTION 3.05. Effect of Notice of Redemption. Once notice of redemption is mailed, Notes called for redemption become due and payable on the Redemption Date and at the Redemption Price. Upon surrender of any Notes to the Paying Agent, such Notes shall be paid at the Redemption Price, plus accrued interest, if any, to the Redemption Date.

Notice of redemption shall be deemed to be given when mailed, whether or not the Holder receives the notice. In any event, failure to give such notice, or any defect therein, shall not affect the validity of the proceedings for the redemption of Notes held by Holders to whom such notice was properly given.

SECTION 3.06. Deposit of Redemption Price. On or prior to 11:00 a.m., New York City time, on any Redemption Date, the Company shall deposit with the Paying Agent (or, if the Company is acting as its own Paying Agent, shall segregate and hold in trust as provided in Section 2.05) money sufficient to pay the Redemption Price of and accrued interest (up to but not including the Redemption Date) on all Notes to be redeemed on that date other than Notes or portions thereof called for redemption on that date that have been delivered by the Company to the Trustee for cancellation.

SECTION 3.07. Payment of Notes Called for Redemption. If notice of redemption has been given in the manner provided above, the Notes or portion of Notes specified in such notice to be redeemed shall become due and payable on the Redemption Date at the Redemption Price stated therein, together with accrued interest to such Redemption Date, and on and after such date (unless the Company shall default in the payment of such Notes at the Redemption Price and accrued interest to the Redemption Date, in which case the principal, until paid, shall bear interest from the Redemption Date at the rate prescribed in the Notes), such Notes shall cease to accrue interest. Upon surrender of any Note for redemption in accordance with a notice of redemption, such Note shall be paid and redeemed by the Company at the Redemption Price, together with accrued interest, if any, to the Redemption Date; provided that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders registered as such at the close of business on the relevant Regular Record Date.

SECTION 3.08. Notes Redeemed in Part. Upon surrender of any Note that is redeemed in part, the Company shall execute and the Trustee shall authenticate and deliver to the Holder without service charge, a new Note equal in principal amount to the unredeemed portion of such surrendered Note.

ARTICLE FOUR

COVENANTS

SECTION 4.01. Payment of Notes. The Company shall pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and this Indenture. An installment of principal, premium, if any, or interest shall be considered paid on the date due if the Trustee or Paying Agent (other than the Company, a Subsidiary of the Company, or any Affiliate of any of them) holds on that date money designated for and sufficient to pay the installment. If the Company or any Subsidiary of the Company or any Affiliate of any of them acts as Paying Agent, an installment of principal, premium, if any, or interest shall be considered paid on the due date if the entity acting as Paying Agent complies with the last sentence of Section 2.05. As provided in Section 6.09, upon any bankruptcy or reorganization procedure relative to the Company, the Trustee shall serve as the Paying Agent, if any, for the Notes.

The Company shall pay interest on overdue principal and premium, if any, and interest on overdue installments of interest, to the extent lawful, at the rate per annum specified in the Notes.

SECTION 4.02. Maintenance of Office or Agency. The Company shall maintain an office or agency where Notes may be surrendered for registration of transfer or exchange or for presentation for payment and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 10.02.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby initially designates LaSalle Bank National Association, 135 South LaSalle Street, Suite 1811, Chicago Illinois 60603 as such office of the Company in accordance with Section 2.04.

SECTION 4.03. Limitation on Indebtedness. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or Guarantee the payment of any Indebtedness (including Acquired Indebtedness) other than Permitted Indebtedness and the Company shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or preferred stock to any Person other than the Company or its Restricted Subsidiaries unless, after giving effect to the transaction, its Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the transaction for which internal financial statements are available immediately preceding the date of such transaction, taken as a single period, is 2.0 to 1 or greater, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred or the Disqualified Stock (or the preferred stock, if applicable) had been issued, as the case may be, at the beginning of such four-quarter period.

For purposes of determining any particular amount of Indebtedness under this Section 4.03, (x) obligations which constitute Indebtedness of more than one entity only need to be counted once, (y) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (z) any Liens granted pursuant to the equal and ratable provisions referred to in Section 4.09 shall not be treated as Indebtedness. For purposes of determining compliance with this covenant: if an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness or may be incurred under the Fixed Charge Coverage Ratio, the Company may classify (and from time to time may reclassify) the Indebtedness in its sole discretion.

(b) Notwithstanding any other provision of this Section 4.03, the maximum amount of Indebtedness that may be incurred pursuant to this Section 4.03 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies between the dates such non-dollar indebtedness was incurred and the measurement date for purposes of this provision.

(c) The Company shall not incur any Indebtedness if such Indebtedness is subordinate in right of payment to any other Indebtedness unless such Indebtedness is also subordinate in right of payment to the Notes to the same extent. For purposes of the foregoing, no Indebtedness shall be deemed to be subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured, by virtue of being secured by different collateral or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

SECTION 4.04. Limitation on Restricted Payments. The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make any Restricted Payment unless, at the time and after giving effect to the proposed Restricted Payment, the following conditions are met:

(a) no Default or Event of Default under this Indenture shall have occurred and be continuing (or would result therefrom);

(b) at the time of and after giving effect to any proposed Restricted Payment, the Company would be able to incur at least $1.00 of Indebtedness under the Fixed Charge Coverage Ratio described above under Section 4.03; and

(c) such payment, along with the aggregate amount of all Restricted Payments declared or made on or after the Closing Date may not exceed the sum of

(i) 50% of the Company’s total Consolidated Net Income accrued on a cumulative basis during the period beginning on the first day of the fiscal quarter in which the Closing Date occurs and ending on the last day of its last fiscal quarter ending prior to the date of the proposed Restricted Payment for which internal financial statements are available (or if such aggregate cumulative Consolidated Net Income is a loss, minus 100% of such loss); plus

(ii) 100% of the aggregate Net Cash Proceeds received by the Company on or after the Closing Date (i) as capital contributions or (ii) from the issuance and sale of (x) Equity Interests of the Company to any Person or entity other than a Subsidiary of the Company, excluding the issuance or sale of Disqualified Stock or (y) any other securities of the Company, upon the conversion or exchange of such securities into Equity Interests of the Company, other than Disqualified Stock; plus

(iii) to the extent that any Restricted Investment that was made after the Closing Date is sold for cash or repaid (whether through interest payments, principal payments, dividends or other distributions), the lesser of (i) the amount received in cash from such sale or repayment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(iv) to the extent that any Restricted Investment was made in an Unrestricted Subsidiary or other entity after the Closing Date and such Unrestricted Subsidiary or other entity is redesignated as or becomes a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Investment in such Subsidiary on the date of such redesignation and (ii) the initial amount of such Restricted Investment; plus

(v) $65 million.

The provisions of the preceding paragraph shall not prohibit the following (the “Excluded Payments”):

(i) the payment of any dividend, within 60 days after it was declared, if at the date it was declared, the payment would have been permitted;

(ii) the making of any Investment or the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests of the Company (or Indebtedness that is subordinated to the Notes or any Subsidiary Guarantee) in exchange for, or out of the proceeds of the sale (other than to a Subsidiary of the Company) of, any Equity Interests of the Company (other than any Disqualified Stock); provided that, in each such case, the amount of any such net cash proceeds that are so utilized shall be excluded from clause (c)(ii) of the preceding paragraph;

(iii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated to the Notes or any Subsidiary Guarantee, including premium, if any, and accrued interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iv) of the definition of “Permitted Indebtedness”;

(iv) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests to the extent such payments are made on a pro rata basis;

(v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any current or former director, officer, employee or agent of the Company (or any of its Subsidiaries) pursuant to any management equity subscription agreement, stock option agreement or other employee benefit plan or arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $5 million in any twelve-month period;

(vi) the periodic purchase of Equity Interests of the Company for contribution to employee benefit plans not to exceed $5 million in any twelve-month period;

(vii) the purchase of Equity Interests of the Company deemed to occur upon the exercise of stock options or warrants if such Equity Interests represent all or a portion of the exercise price of (or taxes in respect of the exercise of) such options or warrants;

(viii) the payment of the Black Scholes Payment Amount (as defined in the Warrant Agreement);

(ix) a Restricted Subsidiary of the Company declaring or making payment of a dividend on, or making of any distribution in respect of, its Equity Interests that are not made on a pro rata basis to all holders of its Equity Interests; provided that such dividend or distribution is consistent with the priority and proportionate to the amount of the corresponding investment in such Subsidiary’s Equity Interest and the aggregate amount of such payments and/or distributions do not exceed $15 million;

(x) a Restricted Subsidiary of the Company purchasing, redeeming or retiring for value Equity Interests of such Restricted Subsidiary from a Person other than an Affiliate of the Company or a Related Party;

(xi) the repurchase by the Company of outstanding Equity Interests in an aggregate amount not to exceed $20 million;

(xii) so long as no Default or Event of Default shall have occurred and be continuing (or would result therefrom), any Restricted Payment which, together with all other Restricted Payments made pursuant to this subsection (xii) on or after the Closing Date, does not exceed $25 million;

(xiii) cash payments in lieu of the issuance of fractional shares; or

(xiv) the payment of the Subclass 4B Supplemental Distribution.

If a Restricted Payment is not made in cash, its value, if in excess of $10 million, must be determined by the Company’s Board of Directors as evidenced by a resolution of the Board of Directors.

SECTION 4.05. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or agree to any encumbrance or restriction on the ability of any Restricted Subsidiary to (1) pay dividends or make any other distributions on its Equity Interests to the Company or any of the Company’s Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of the Company’s Restricted Subsidiaries; or (2) make loans or advances to the Company or any of the Company’s Restricted Subsidiaries.

However, the preceding restrictions shall not apply to encumbrances or restrictions existing under or by reason of:

(a) those in existence on the Closing Date in this Indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are not materially less favorable, taken as a whole (as determined by the Company in good faith), to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(b) applicable law, regulations or orders;

(c) any agreement or instrument (including Acquired Indebtedness) applicable to or binding on a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such agreement or instrument was entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of such acquired Person’s Indebtedness, such Indebtedness was permitted to be incurred by the terms of the Notes, and any extensions, refinancings, renewals or replacements of such agreements and provided, further, that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are not materially less favorable, taken as a whole (as determined by the Company in good faith), to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(d) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

(e) those contained in the terms of any Credit Facilities if either:

(A) the Company determines in good faith that the encumbrances and restrictions, taken as a whole, are not materially less favorable to the Holders than those encumbrances and restrictions contained in the Former Credit Agreement; or

(B) (x) the Company determines in good faith that the encumbrances and restrictions, taken as a whole, are not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings available to the Company at such time; and (y) the Company determines in good faith that, based on its assessment of the obligor’s ability to meet the financial and other covenants contained in such Credit Facility and other factors deemed relevant by the Company, such encumbrances and restrictions will not cause the Company not to have the funds necessary to pay the principal (at maturity) of or interest on the Notes;

provided in each case that such Credit Facilities were permitted to be incurred by the terms of this Indenture;

(f) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(g) restrictions on cash or other deposits or net worth under contracts entered into in the ordinary course of business;

(h) encumbrances and restrictions in Indebtedness refinancing other Indebtedness provided that the encumbrances and restrictions contained in the new Indebtedness are not materially less favorable, taken as a whole (as determined by the Company in good faith), to the Holders, than those contained in the Indebtedness being refinanced;

(i) encumbrances on property at the time the property was acquired by the Company or a Restricted Subsidiary, which encumbrances are not applicable to any other properties or assets of the Company or its Restricted Subsidiaries;

(j) restrictions imposed by an agreement to sell assets or Equity Interests to any person pending the closing of such sale; and

(k) Standard Securitization Undertakings relating to a Receivables Subsidiary or Special Purpose Vehicle.

Nothing contained in this Section 4.05 shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in Section 4.09 or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

SECTION 4.06. Limitation on the Issuance and Sale of Equity Interests of Restricted Subsidiaries. The Company shall not sell, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any Equity Interests of a Restricted Subsidiary except:

(a) to the Company or a Wholly Owned Restricted Subsidiary;

(b) issuances of director’s qualifying shares or sales to foreign nationals of shares of Equity Interests of foreign Restricted Subsidiaries, to the extent required by applicable law;

(c) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under Section 4.04 if made on the date of such issuance or sale; or

(d) sales of Equity Interests of a Restricted Subsidiary by the Company or a Restricted Subsidiary, provided that the Company or such Restricted Subsidiary applies the Net Cash Proceeds of any such sale in accordance with clause (a)(i) or (ii) of Section 4.11 to the extent required thereby.

SECTION 4.07. Limitation on Issuances of Guarantees by Restricted Subsidiaries. The Company shall not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness (“Guaranteed Indebtedness”) of the Company (other than (i) Indebtedness under Credit Facilities permitted to be secured by clause (iv) of the definition of Permitted Liens and Hedging Obligations with respect thereto, and (ii) Indebtedness in an aggregate amount not to exceed $75 million), unless (a) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to this Indenture providing for a Guarantee (a “Subsidiary Guarantee”) of payment of the Notes by such Restricted Subsidiary and (b) such Restricted Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee until the Notes have been paid in full.

If the Guaranteed Indebtedness is (A) pari passu in right of payment with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu in right of payment with, or subordinated to, the Subsidiary Guarantee or (B) subordinated in right of payment to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon any:

(a) sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company’s and each Restricted Subsidiary’s Equity Interests in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by this Indenture) or upon the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of this Indenture; or

(b) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

SECTION 4.08. Transactions with Affiliates of the Company. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company unless the following conditions are met:

(a) the transaction or series of transactions must be on terms which are as favorable to the Company or the Restricted Subsidiary, taken as a whole, as would be available in a comparable transaction with an unrelated third party;

(b) if the transaction or series of transactions involves aggregate payments of $15 million or more, then the transaction or series of transactions must be approved by the Company’s Board of Directors, including the approval of a majority of directors who are not Affiliates of the Company in connection with the transaction or transactions being approved; and

(c) if the transaction or series of transactions involves aggregate payments of $25 million or more, then the Company must deliver to the Trustee an opinion as to the fairness from a financial point of view to the Company and its Subsidiaries, taken as a whole, of such transaction or series of transactions issued by an accounting, appraisal or investment banking firm of national standing.

However, this provision does not apply to:

(a) any employment arrangement or transactions relating to benefit plans with any employee, consultant or director of the Company or any Restricted Subsidiary approved by a majority of the disinterested directors on the Company’s Board of Directors;

(b) payment of reasonable directors’ fees and indemnification arrangements;

(c) loans and advances to employees of the Company or any Subsidiary in the ordinary course of business otherwise permitted pursuant to the terms of the Notes;

(d) Restricted Payments that are permitted by the terms of the Notes described under Section 4.04 or Permitted Investments on terms that are as favorable to the Company or such Restricted Subsidiary taken as a whole as would be available in a comparable transaction with an unrelated party;

(e) issuances of Equity Interests (other than Disqualified Stock) of the Company by the Company and the granting or performance of registration rights;

(f) any transaction between or among the Company and one or more Restricted Subsidiaries of the Company or among one or more Restricted Subsidiaries of the Company;

(g) Qualified Receivables Transactions;

(h) if such transaction is with any Person solely in its capacity as a holder of Indebtedness or Equity Interests of the Company or any of its Restricted Subsidiaries, if such person is treated no more favorably than any other holder of Indebtedness or Equity Interest of the Company; provided such Person owns less than 10% of such Indebtedness or Equity Interests;

(i) any agreement as in effect on the Closing Date or any amendment thereto so long as the amendment is not materially more disadvantageous to the Holders, taken as a whole, than the agreement existing on Closing Date (as determined in good faith by the Company); and

(j) transactions involving aggregate consideration after the Closing Date not to exceed $5 million.

SECTION 4.09. Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, create, assume, incur or permit any lien upon any of their assets without providing for the Notes to be secured equally and ratably with the Indebtedness or other obligations being secured by the Lien, except for:

(a) Permitted Liens; and

(b) Liens, not including Permitted Liens, which at any time secure Indebtedness in an amount up to $75 million; provided that the amount available for these Liens, must be reduced by the aggregate “value” of sale-leaseback transactions referred to in Section 4.10. In no case shall the amount set forth in this clause (b) be reduced below zero.

SECTION 4.10. Limitation on Sale-Leaseback Transactions. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

The foregoing restriction does not apply to any sale-leaseback transaction if:

(a) the lease is for a period, including renewal rights, of not in excess of four years;

(b) the lease secures or relates to industrial revenue or pollution control bonds;

(c) the transaction is solely between the Company and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries;

(d) the transaction relates to ships, trucks, containers or other similar equipment purchased by the Company or its Restricted Subsidiaries from a Person other than the Company or one of its Subsidiaries within 120 days prior to such sale-leaseback transaction;

(e) the Company or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with Section 4.11 to the extent required thereby; or

(f) it relates to any single transaction or series of related transactions that involve assets having a Fair Market Value of less than $5 million or the Company receives aggregate consideration of less than $5 million.

SECTION 4.11. Limitation on Asset Sales. The Company shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (1) the consideration received by the Company or such Restricted Subsidiary is at least equal to the Fair Market Value of the assets sold or disposed of and if the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of is greater than $25 million, the Asset Sale be approved by the Company’s Board of Directors and (2) at least 75% of the consideration received consists of (a) cash or Temporary Cash Investments, (b) the assumption of unsubordinated Indebtedness of the Company or Indebtedness of any Restricted Subsidiary or other liabilities of the Company or a Restricted Subsidiary (in each case, other than Indebtedness owed to the Company or any Affiliate of the Company), provided that the Company or such Restricted Subsidiary is irrevocably and unconditionally released from all liability under such Indebtedness, (c) Replacement Assets, or (d) Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received since the Closing Date pursuant to this clause (d) not to exceed $50 million (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), plus, net reductions in any such Designated Non-cash Consideration as a result of sales, repayments, dispositions or other amortizations for cash, in an amount not to exceed the lesser of (x) the amount of cash received less the cost of disposition, and (y) the Fair Market Value of such Designation Non-cash Consideration at the time received. For purposes of this provision, any securities, notes or other obligations received by the Company or any such Restricted Subsidiary that are converted by the Company or such Restricted Subsidiary into cash within 90 days after receipt (to the extent of the cash received in such conversion) shall be deemed to be cash.

In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries is available), then the Company shall or shall cause the relevant Restricted Subsidiary to:

(a) within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets,

(i) apply an amount equal to such excess Net Cash Proceeds to repay Indebtedness under any Credit Facility of the Company or any Restricted Subsidiary, in each case owing to a Person other than the Company or any Affiliate of the Company or Related Party, or

(ii) invest (or enter into a definitive agreement committing to invest) an equal amount, or the amount not so applied pursuant to clause (A), in Replacement Assets or capital expenditures (provided that if any such commitment terminates for any reason, the Company shall, within 45 days after such termination, apply such Net Cash Proceeds in accordance with the provisions of this or the following paragraph); provided that capital expenditures and investments in Replacement Assets made after the entering into of a definitive agreement for an Asset Sale and within 60 days preceding such Asset Sale will be deemed to satisfy this paragraph (ii), and

(b) apply (no later than the end of the 12-month period referred to in clause (a)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (a)) as provided in the following paragraphs of this Section 4.11.

The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period (other than any such Net Cash Proceeds held by a Restricted Subsidiary of the Company to the extent that such Restricted Subsidiary is restricted by law, its charter or other governing instruments or any agreement from transferring such Net Cash Proceeds to the Company or any of its Restricted Subsidiaries, whether by dividend or otherwise), shall constitute “Excess Proceeds.”

If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this Section 4.11 totals at least $25 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders (and if required by the terms of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”), from the holders of such Pari Passu Indebtedness) on a pro rata basis an aggregate principal amount of Notes (and Pari Passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of their principal amount, plus, in each case, accrued interest (if any) to the Payment Date. Pending the final application of any such Net Cash proceeds, the Company or any of its Restricted Subsidiaries may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the terms of this Indenture. If any Excess Proceeds remain after the consummation of any Offer to Purchase, the Company may use such Excess Proceeds for any other purpose not otherwise prohibited by this Indenture. Upon completion of each Offer to Purchase, the amount of Excess Proceeds will reset to zero.

SECTION 4.12. Business Activities. The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than Food-Related Businesses, except to such extent as would not be material to the Company or its Restricted Subsidiaries, taken as a whole.

SECTION 4.13. Payments for Consent. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend such terms and provisions in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 4.14. Repurchase of Notes upon a Change of Control. The Company must commence, within 30 days of the occurrence of a Change of Control Triggering Event, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of their principal amount, plus accrued interest (if any) to the Payment Date. The

Company shall not be required to make an Offer to Purchase pursuant to this Section 4.14 if a third party makes an offer to purchase the Notes in the manner, at the times and price and otherwise in compliance with this Section 4.14 and purchases all Notes validly tendered and not withdrawn in such Offer to Purchase.

SECTION 4.15. Existence. Subject to Article Five of this Indenture, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence and the existence of each of its Restricted Subsidiaries in accordance with the respective organizational documents of the Company and each Restricted Subsidiary and the rights (whether pursuant to charter, partnership certificate, agreement, statute or otherwise), licenses and franchises of the Company and each Restricted Subsidiary; provided that the Company shall not be required to preserve any such right, license or franchise, or the existence of any Restricted Subsidiary, if the maintenance or preservation thereof is no longer desirable or necessary in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole.

SECTION 4.16. Payment of Taxes and Other Claims. The Company shall pay or discharge and shall cause each of its Subsidiaries to pay or discharge, or cause to be paid or discharged, before the same shall become delinquent (i) all material taxes, assessments and governmental charges levied or imposed upon (a) the Company or any such Subsidiary, (b) the income or profits of any such Subsidiary which is a corporation or (c) the property of the Company or any such Subsidiary and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property of the Company or any such Subsidiary; provided that the Company shall not be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

SECTION 4.17. Maintenance of Properties. The Company shall cause all properties used or useful in the conduct of its business or the business of its Restricted Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, that nothing in this Section 4.17. shall prevent the Company or any Restricted Subsidiary from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal is, in the judgment of the Company, desirable in the conduct of the business of the Company or such Restricted Subsidiary.

SECTION 4.18. Notice of Defaults. In the event that any Officer becomes aware of any Default or Event of Default, the Company shall, reasonably promptly, deliver to the Trustee an Officers’ Certificate specifying such Default or Event of Default.

SECTION 4.19. Compliance Certificates. (a) Officers of the Company shall certify, on or before a date not more than 120 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company’s and its Restricted Subsidiaries’ performance under this Indenture and that, to their knowledge, the Company has fulfilled all obligations hereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company shall also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under this Indenture. For purposes of this Section 4.19, such compliance shall be determined without regard to any period of grace or requirement of notice provided under this Indenture. If any of the officers of the Company signing such certificate has knowledge of such a Default or Event of Default, the certificate shall describe any such Default or Event of Default and its status. The first certificate to be delivered pursuant to this Section 4.19(a) shall be for the first fiscal year-end beginning after the execution of this Indenture.

SECTION 4.20. Commission Reports and Reports to Holders. Whether or not required by the Commission, so long as any Notes are outstanding, the Company shall file with the Commission (or, if the Commission will not accept such filings, furnish to the Trustee) within the time periods specified in the Commission’s rules and regulations, (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company certified public accountants; and (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

SECTION 4.21. Waiver of Stay, Extension or Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of, premium, if any, or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture; and (to the extent that it may lawfully do so) the Company hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 4.22. Termination of Covenants. The covenants above under Section 4.03; Section 4.04; Section 4.05; Section 4.06; Section 4.07; Section 4.08; Section 4.11; and Section 4.14 and the provisions below under Section 5.01(c) (collectively, the “Terminated Covenants”) will cease to be in effect upon the Company attaining Investment Grade status by both Ratings Agencies. The Terminated covenants will not be reinstated regardless of whether the Company’s credit rating is subsequently downgraded from Investment grade status by either Rating Agency.

ARTICLE FIVE

SUCCESSOR CORPORATION

SECTION 5.01. When Company May Merge, Etc. The Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into it unless:

(a) the resulting, surviving or transferee Person (the “Surviving Entity”) is organized under the laws of the United States of America or any state or the District of Columbia, the Bahamas, Barbados, Bermuda, the British Virgin Islands, the Cayman Islands, any of the Channel Islands or the Netherlands Antilles and the Surviving Entity (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the Company’s obligations under the Notes and this Indenture;

(b) immediately after giving effect to the transaction (and treating any indebtedness which becomes an obligation of the Surviving Entity or any Restricted Subsidiary as a result of such transaction as having been incurred by such Surviving Entity or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default under this Indenture may have occurred and be continuing;

(c) immediately after giving effect to the transaction (and treating any indebtedness which becomes an obligation of the Surviving Entity or any Restricted Subsidiary as a result of such transaction as having been incurred by such Surviving Entity or such Restricted Subsidiary at the time of such transaction), either (a) the Surviving Entity would be able to incur at least $1.00 of Indebtedness under the Fixed Charge Coverage Ratio described above under Section 4.03, determined on a pro forma basis as if such transaction had occurred at the beginning of the immediately preceding four-quarter period; or (b) the Fixed Charge Coverage Ratio for the Surviving Entity, determined on a pro forma basis (including Pro Forma Cost Savings) as if such transaction had occurred at the beginning of the immediately preceding four-quarter period, would be greater than the actual Fixed Charge Coverage Ratio for the Company for the most recently completed four-quarter period prior to the transaction;

(d) if the Surviving Entity is organized in a jurisdiction other than (a) the United States or any state or the District of Columbia, the Bahamas, Barbados, Bermuda, the British Virgin Islands, the Cayman Islands, any of the Channel Islands or the Netherlands Antilles or (b) the jurisdiction in which the predecessor obligor on the Notes was organized immediately before the transaction, then: (i) the obligations of the Surviving Entity relating to the Notes and under this Indenture must be enforceable under the laws of the new jurisdiction, subject to customary exceptions; (ii) the U.S. federal income tax status of the holders of the Notes must not be adversely affected; and (iii) the Surviving Entity must agree in writing (x) to submit to jurisdiction and appoint an agent for service of process each under the same terms as the predecessor obligor had been required and (y) that all payments on the Notes will be made without withholding or deduction for taxes unless required by law and, if required by law, to pay the additional amounts necessary so that the net amount received by the holder will not be less that the amount they would have received in the absence of any such withholding or deduction; provided that the Board of Directors of the Surviving Entity must determine in good faith that the transaction will not have a material adverse effect on the holders of Notes; and

(e) the Company must deliver to the Trustee an Officers’ Certificate and Opinion of Counsel, in each stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

If the Company is not the Surviving Entity and the transaction meets the above conditions, the Surviving Entity shall be substituted for the Company and after that the Company will no longer have any obligations under this Indenture or the Notes except in the case of a conveyance, transfer or lease to an Affiliate of the Company or a lease of substantially all of the assets of the Company.

Notwithstanding the foregoing, if the Company effects a consolidation, merger or sale, conveyance, assignment, transfer, lease or other disposition of substantially all of its assets, the condition set forth in clause (c) of the paragraph above shall not apply to a transaction involving a Surviving Entity which is otherwise subject to the foregoing provisions if: (A) (i) the Surviving Entity (1) was formed for the purpose of effecting such transaction, (2) did not engage in any business prior to such transaction, (3) immediately prior to such transaction had no indebtedness or liabilities, contingent or otherwise, of any kind whatsoever, (4) immediately after such transaction had no additional “indebtedness” or “liabilities,” contingent or otherwise, of any kind whatsoever in excess of that which the Company had immediately prior to such transaction and (5) immediately after such transaction was engaged in the same business as the Company was engaged in immediately prior to such transaction, and (ii) the holders of the outstanding voting shares of the Company immediately prior to the transaction own, directly or indirectly, the outstanding voting shares of the Surviving Entity immediately after the transaction in substantially the same proportion as before the transaction; or (B) the merger was affected solely in connection with a reincorporation of the Company.

SECTION 5.02. Successor Substituted. Upon any consolidation or merger, or any sale, conveyance, transfer, lease or other disposition of all or substantially all of the property and assets of the Company in accordance with Section 5.01 of this Indenture, the successor Person formed by such consolidation or into which the Company is merged or to which such sale, conveyance, transfer, lease or other disposition is made shall succeed to and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided that the Company shall not be released from its obligation to pay the principal of, premium, if any, or interest on the Notes in the case of a lease of all or substantially all of its property and assets.

ARTICLE SIX

DEFAULT AND REMEDIES

SECTION 6.01. Events of Default. The following events shall be defined as “Events of Default” in this Indenture:

(a) default in the payment of any installment of interest on any Notes for 30 days after becoming due;

(b) default in the payment of principal of (or premium, if any, on) any Notes when due;

(c) default in the performance of any other covenant contained in the terms of the Notes or this Indenture for a period of 60 days after written notice of such failure, requiring the Company to remedy the same, shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of 25% in aggregate principal amount of the Notes then outstanding;

(d) default shall have occurred under any agreements, indentures or instruments under which the Company or any Significant Subsidiary then has outstanding Indebtedness in excess of $20 million in the aggregate and, if not already matured in accordance with its terms, such Indebtedness shall have been accelerated, provided that if, prior to the entry of judgment in favor of the Trustee, such default under such indenture or instrument shall be remedied or cured by the Company or such Significant Subsidiary, or waived by the applicable percentage of holders of such Indebtedness, then the Event of Default under this Indenture shall be deemed likewise to have been remedied, cured or waived; and provided further that if such default results from an action of the United States government or a foreign government which prevents the Company or its Significant Subsidiary from performing their obligations under such agreement, indenture or instrument, the occurrence of such default will not be an Event of Default under this Indenture;

(e) one or more judgments, orders or decrees for the payment of money in excess of $20 million, either individually or in the aggregate, shall be entered against the Company or any Significant Subsidiaries and shall not be discharged, paid, stayed, subject to a negotiated settlement or subject to insurance, there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

(f) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 90 consecutive days;

(g) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors; or

(h) default in the performance or breach of the provisions of this Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure by the Company to make or consummate an Offer to Purchase in accordance with Section 4.11 or Section 4.14.

SECTION 6.02. Acceleration. If an Event of Default (other than an Event of Default specified in clause (f) or (g) of Section 6.01 that occurs with respect to the Company) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. If an Event of Default specified in clause (f) or (g) of Section 6.01 occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

SECTION 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may, and at the direction of the Holders of at least a majority in principal amount of the outstanding Notes shall, pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, premium, if any, or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.

SECTION 6.04. Waiver of Past Defaults. Subject to Sections 6.02, 6.07 and 9.02, the Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (x) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (y) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

SECTION 6.05. Control by Majority. The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes.

SECTION 6.06. Limitation on Suits. A Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(a) the Holder gives the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(e) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

For purposes of Section 6.05 of this Indenture and this Section 6.06, the Trustee shall comply with TIA Section 316(a) in making any determination of whether the Holders of the required aggregate principal amount of outstanding Notes have concurred in any request or direction of the Trustee to pursue any remedy available to the Trustee or the Holders with respect to this Indenture or the Notes or otherwise under the law.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder.

SECTION 6.07. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08. Collection Suit by Trustee. If an Event of Default in payment of principal, premium or interest specified in clause (a), (b) or (h) of Section 6.01 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or any other obligor of the Notes for the whole amount of principal, premium, if any, and accrued interest remaining unpaid, together with interest on overdue principal, premium, if any, and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the rate specified in the Notes, and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor of the Notes), its creditors or its property and shall be entitled and empowered to collect and receive any monies, securities or other property payable or deliverable upon conversion or exchange of the Notes or upon any such claims and to distribute the same, and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07. Nothing herein contained shall be deemed to empower the Trustee to authorize or consent to, or accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10. Priorities. If the Trustee collects any money pursuant to this Article Six, it shall pay out the money in the following order:

First: to the Trustee for all amounts due under Section 7.07;

Second: to Holders for amounts then due and unpaid for principal of, premium, if any, and interest on the Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal, premium, if any, and interest, respectively; and

Third: to the Company or any other obligors of the Notes, as their interests may appear, or as a court of competent jurisdiction may direct.

The Trustee, upon prior written notice to the Company, may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court may require any party litigant in such suit to file an undertaking to pay the costs of the suit, and the court may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in principal amount of the outstanding Notes.

SECTION 6.12. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then, and in every such case, subject to any determination in such proceeding, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Company, Trustee and the Holders shall continue as though no such proceeding had been instituted.

SECTION 6.13. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or wrongfully taken Notes in Section 2.08, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.14. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article Six or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE SEVEN

TRUSTEE

SECTION 7.01. Certain Duties and Responsibilities.

(a) Except during the continuance of an Event of Default with respect to the Notes for which the Trustee is serving as such:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against such Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to such Trustee and conforming to the requirements of this Indenture; but in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to such Trustee, such Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture.

(b) In case an Event of Default with respect to the Notes has occurred and is continuing, the Trustee for the Notes shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(c) No provision of this Indenture shall be construed to relieve the Trustee for the Notes from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that no provision of this Indenture shall require the Trustee for the Notes to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d) Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee for the Notes shall be subject to the provisions of this Section 7.01.

SECTION 7.02. Notice of Default. Within 90 days after the occurrence of any default hereunder with respect to the Notes, of which a Responsible Officer of such Trustee assigned to its Corporate Trust Administration Department shall have actual knowledge, the Trustee for the Notes shall give to Holders of Notes, in the manner set forth in Section 10.02, notice of such default known to such Trustee, unless such default shall have been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any) or interest or additional amounts, if any, on the Notes, such Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or Responsible Officers of such Trustee in good faith determines that the withholding of such notice is in the interest of the Holders of the Notes; and provided, further, that in the case of any default of the character specified in clause (c) of Section 6.01 with respect to the Notes no such notice to Holders shall be given until at least 60 days after the occurrence thereof. For the purpose of this Section 7.02, the term “default” means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the Notes.

SECTION 7.03. Certain Rights of Trustee. Except as otherwise provided in Section 7.01:

(a) the Trustee for the Notes may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Order and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution;

(c) whenever in the administration of this Indenture such Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, such Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officers’ Certificate;

(d) such Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(e) such Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders of Notes pursuant to this Indenture for which it is acting as Trustee, unless such Holders shall have offered to such Trustee security or indemnity reasonably satisfactory to such Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

(f) such Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document, but such Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters at it may see fit, and, if such Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney; and

(g) such Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and such Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

SECTION 7.04. Not Responsible for Recitals or Issuance of Notes. The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication thereof, shall be taken as the statements of the Company, and neither the Trustee for the Notes, nor any Authenticating Agent assumes any responsibility for their correctness. The Trustee for the Notes makes no representations as to the validity or sufficiency of this Indenture or of the Notes. Neither the Trustee for the Notes nor any Authenticating Agent shall be accountable for the use or application by the Company of Notes or the proceeds thereof.

SECTION 7.05. May Hold Notes. The Trustee for the Notes, any Authenticating Agent, Paying Agent, Registrar or any other agent of the Company or such Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and, subject to Sections 7.08 and 7.13, may otherwise deal with the Company with the same rights it would have if it were not such Trustee, Authenticating Agent, Paying Agent, Registrar or other agent.

SECTION 7.06. Money Held in Trust. Money held by the Trustee for the Notes in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee for the Notes shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with the Company.

SECTION 7.07. Compensation and Reimbursement. The Company agrees:

(a) to pay to the Trustee for the Notes from time to time reasonable compensation for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(b) except as otherwise expressly provided herein, to reimburse the Trustee for the Notes upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this Indenture (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its negligence or bad faith; and

(c) to indemnify such Trustee for, and to hold it harmless against, any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of this trust, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

As security for the performance of the obligations of the Company under this Section 7.07 the Trustee for the Notes shall have a lien prior to the Notes upon all property and funds held or collected by such Trustee as such, except funds held in trust for the payment of principal of (and premium, if any) or interest, if any, on the Notes. Such lien shall survive satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services in connection with an Event of Default specified in clauses (f) or (g) of Section 6.01, the expenses and the compensation for the services shall be preferred over the status of Holders in any proceeding under any Bankruptcy law and are intended to constitute expenses of administration under any Bankruptcy law.

SECTION 7.08. Disqualification; Conflicting Interests. The Trustee for the Notes shall be subject to and comply with the provisions of Section 310(b) of the TIA during the period of time required thereby. Nothing herein shall prevent the Trustee for the Notes from filing with the Commission the application referred to in the penultimate paragraph of Section 310(b) of the TIA.

SECTION 7.09. Corporate Trustee Required; Eligibility. There shall at all times be a Trustee hereunder for the Notes which satisfies the requirements of TIA Sections 310(a)(1), 310(a)(2) and 310(a)(5), has a combined capital and surplus of at least $50,000,000 and is subject to supervision or examination by Federal, State or District of Columbia authority. If the initial Trustee for the Notes is to be other than LaSalle Bank National Association, the Company and such Trustee shall, prior to the issuance of the Notes, execute and deliver an indenture supplemental hereto, which shall provide for the appointment of such Trustee as Trustee for the Notes and shall add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, it being understood that nothing herein or in such supplemental indenture shall constitute such Trustees co-trustees of the same trust and that each such Trustee shall be trustee of a trust or trusts hereunder separate and apart from any trust or trusts hereunder administered by any other such Trustee. If at any time the Trustee for the Notes shall cease to be eligible in accordance with the provisions of this Section 7.09, it shall resign immediately in the manner and with the effect hereinafter specified in this Article Seven.

SECTION 7.10. Resignation and Removal; Appointment of Successor.

(a) No resignation or removal of the Trustee for the Notes and no appointment of a successor Trustee pursuant to this Article Seven shall become effective until the acceptance of appointment by the successor Trustee in accordance with the applicable requirements of Section 7.11.

(b) The Trustee for the Notes may resign at any time with respect to the Notes by giving written notice thereof to the Company. If the instrument of acceptance by a successor Trustee required by Section 7.11 shall not have been delivered to the Trustee for the Notes of such series within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee with respect to the Notes.

(c) The Trustee for the Notes may be removed at any time with respect to the Notes by the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes, delivered to such Trustee and to the Company.

(d) If at any time:

(i) the Trustee for the Notes shall fail to comply with Section 310(b) of the TIA pursuant to Section 7.08 after written request therefor by the Company or by any Holder who has been a bona fide Holder of a Note for at least six months unless the Trustee’s duty to resign is stayed in accordance with Section 310(b) of the TIA, or

(ii) such Trustee shall cease to be eligible under Section 7.09 and shall fail to resign after written request therefor by the Company or by any such Holder, or

(iii) such Trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent or a receiver of such Trustee or of its property shall be appointed or any public officer shall take charge or control of such Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, (i) the Company by a Board Resolution may remove such Trustee or (ii) any Holder who has been a bona fide Holder of a Note of such series for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of such Trustee and the appointment of a successor Trustee.

(e) If the Trustee for the Notes shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for the Notes for any cause, the Company, by a Board Resolution, shall promptly appoint a successor Trustee with respect to the Notes and shall comply with the applicable requirements of Section 7.11. If, within one year after such resignation, removal or incapability, or the occurrence of such vacancy, a successor Trustee with respect to the Notes shall be appointed by the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes delivered to the Company and the retiring Trustee, the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment in accordance with the applicable requirements of Section 7.11, become the successor Trustee for the Notes and supersede the successor Trustee appointed by the Company.

If no successor Trustee for the Notes shall have been so appointed by the Company or the Holders and shall have accepted appointment in the manner required by Section 7.11, and if such Trustee is still incapable of acting, any Holder who has been a bona fide Holder of a Note for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee with respect to the Notes.

(f) The Company shall give notice of each resignation and each removal of the Trustee with respect to the Notes and each appointment of a successor Trustee with respect to the Notes to all Holders of Notes in the manner and to the extent provided in Section 10.02. Each notice shall include the name of the successor Trustee with respect to the Notes of that series and the address of its Corporate Trust Office.

SECTION 7.11. Acceptance of Appointment by Successor.

(a) Every such successor Trustee appointed hereunder with respect to the Notes shall execute, acknowledge and deliver to the Company and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee; but, on the request of the Company or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder, subject to the lien provided for in Section 7.07.

(b) Upon request of any such successor Trustee, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts referred to in Subsections (a) of this Section 7.11, as the case may be.

(c) No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee for the Notes shall be qualified and eligible under this Article Seven.

(d) Notwithstanding replacement of the Trustee pursuant to Section 7.10, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee with respect to expenses, losses and liabilities incurred by it prior to such replacement.

SECTION 7.12. Merger, Conversion, Consolidation or Succession to Business. Any corporation into which the Trustee or the Authenticating Agent, as the case may be, for the Notes may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Trustee or such Authenticating Agent, as the case may be, shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of such Trustee, shall be the successor of such Trustee or such Authenticating Agent, as the case may be, hereunder, provided such successor corporation shall be otherwise qualified and eligible under this Article Seven, without the execution or filing of any paper or any further act on the part of any of the parties hereto or the Trustee, the Authenticating Agent or their respective successor corporations. In case any Notes shall have been authenticated, but not delivered, by the Trustee or the Authenticating Agent then in office, any successor by merger, conversion or consolidation to such authenticating Trustee or Authenticating Agent, as the case may be, may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee or successor Authenticating Agent had itself authenticated such Notes.

SECTION 7.13. Preferential Collection of Claims Against Company. The Trustee for the Notes shall comply with Section 311(a) of the TIA, excluding any creditor relationship listed in Section 311(b) of the TIA. If the Trustee for the Notes shall resign or be removed as Trustee for the Notes, it shall be subject to Section 311(a) of the TIA to the extent provided therein.

SECTION 7.14. Authenticating Agents. From time to time the Trustee for the Notes may, subject to its sole discretion, appoint one or more Authenticating Agents with respect to the Notes, which may include the Company or any Affiliate of the Company, with power to act on the Trustee’s behalf and subject to its discretion in the authentication and delivery of Notes in connection with transfers and exchanges hereunder, including but not limited to those pursuant to Sections 2.02, 2.07, 2.08, 2.11 and 3.08, as fully to all intents and purposes as though such Authenticating Agent had been expressly authorized by those Sections of this Indenture to authenticate and deliver the Notes. For all purposes of this Indenture, the authentication and delivery of Notes by an Authenticating Agent for the Notes pursuant to this Section 7.14 shall be deemed to be authentication and delivery of such Notes “by the Trustee” for the Notes. Any such Authenticating Agent shall at all times be a corporation organized and doing business under the laws of the United States or of any State, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by Federal, State or District of Columbia authority. If such Authenticating Agent publishes reports of condition at least annually pursuant to law or the requirements of such supervising or examining authority, then for the purposes of this Section 7.14 the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time an Authenticating Agent for the Notes shall cease to be eligible in accordance with the provisions of this Section 7.14, such Authenticating Agent shall resign immediately in the manner and with the effect specified in this Section 7.14.

Any Authenticating Agent for the Notes may resign at any time by giving written notice of resignation to the Trustee for the Notes and to the Company. The Trustee for the Notes may at any time terminate the agency of any Authenticating Agent by giving written notice of termination to such Authenticating Agent and to the Company in the manner set forth in Section 10.02. Upon receiving such a notice of resignation or upon such a termination, or in case at any time any Authenticating Agent for the Notes shall cease to be eligible under this Section 7.14, the Trustee for the Notes may appoint a successor Authenticating Agent, shall give written notice of such appointment to the Company and shall give written notice of such appointment to all Holders of the Notes in the manner set forth in Section 10.02. Any successor Authenticating Agent, upon acceptance of its appointment hereunder, shall become vested with all the rights, powers and duties of its predecessor hereunder, with like effect as if originally named as an Authenticating Agent. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 7.14.

The Trustee for the Notes agrees to pay to any Authenticating Agent for such series from time to time reasonable compensation for its services, and such Trustee shall be entitled to be reimbursed for such payments, subject to Section 7.07.

If an appointment with respect to the Notes is made pursuant to this Section 7.14, the Notes may have endorsed thereon, in addition to the Trustee’s certification of authentication, an alternate certificate of authentication in the following form:

“This is one of the Notes, of the series designated herein, described in the within-mentioned Indenture.

By:
As Authenticating Agent
By:
Authorized Officer”

SECTION 7.15. Preservation of Information; Company to Furnish Trustee Names and Addresses of Holders. The Company shall furnish or cause to be furnished to the Trustee:

(a) semiannually, not more than fifteen (15) days after each Regular Record Date, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders as of such Regular Record Date; and

(b) at such other times as the Trustee may request in writing, within thirty (30) days after receipt by the Company of any such request, a list of similar form and content as of a date not more than fifteen (15) days prior to the time such list is furnished;

provided, however, that if and so long as the Trustee shall be the Registrar, no such list need be furnished.

The Trustee for the Notes shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders of the Notes. Neither the Company nor such Trustee shall be under any responsibility with regard to the accuracy of such list. With respect to the Notes, the Company, in furnishing information regarding such Holders to such Trustee, and such Trustee, will satisfy the requirements imposed upon each of them by Section 312(a) of the TIA.

SECTION 7.16. Communications to Holders. Holders of the Notes may communicate with other Holders of the Notes with respect to their rights under this Indenture or under the Notes pursuant to Section 312(b) of the TIA. The Company and the Trustee for the Notes and any and all other Persons benefited by this Indenture shall have the protection afforded by Section 312(c) of the TIA.

SECTION 7.17. Reports by Trustee. Within 60 days after November 1 of each year commencing with the first November 1 following the date hereof, the Trustee for the Notes shall transmit by mail to all Holders of the Notes a brief report dated as of such date that complies with Section 313(a) of the TIA, but only if such report is required in any year under such Section 313(a) of the TIA. With respect to the Notes, the Trustee shall also comply with Sections 313(b) and 313(c) of the TIA. At any time a report is mailed to the Holders of the Notes, a copy of such report shall be filed with the Commission and with each securities exchange, if any, on which the Notes are listed. With respect to the Notes, the Company will notify the Trustee when the Notes are listed on any securities exchange.

SECTION 7.18. Reports by Company. The Company shall file such annual and/or periodic reports and certificates with the Trustee for the Notes and/or with the Commission and/or with the Holders of the Notes as are required by the provisions of Section 314(a) of the TIA, if any.

ARTICLE EIGHT

DISCHARGE OF INDENTURE

SECTION 8.01. Termination of Company’s Obligations. Except as otherwise provided in this Section 8.01, the Company may terminate its obligations under the Notes and this Indenture if:

(a) all Notes previously authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced or Notes that are paid pursuant to Section 4.01 or Notes for whose payment money or securities have theretofore been held in trust and thereafter repaid to the Company, as provided in Section 8.05) have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it hereunder; or

(b) (A) the Notes mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption, (B) the Company irrevocably deposits in trust with the Trustee during such one-year period, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, as trust funds solely for the benefit of the Holders for that purpose, money or U.S. Government Obligations sufficient (in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee), without consideration of any reinvestment of any interest thereon, to pay principal, premium, if, any, and interest on the Notes to maturity or redemption, as the case may be, and to pay all other sums payable by it hereunder, (C) no Default or Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit, (D) such deposit will not result in a breach or violation of, or constitute a default under, this Indenture or any other agreement or instrument to which the Company is a party or by which it is bound and (E) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the satisfaction and discharge of this Indenture have been complied with.

With respect to the foregoing clause (i), the Company’s obligations under Section 7.07 shall survive. With respect to the foregoing clause (ii), the Company’s obligations in Sections 2.02, 2.04, 2.05, 2.07, 2.08, 2.15, 4.01, 4.02, 7.07, 7.08, 8.04, 8.05 and 8.06 shall survive until the Notes are no longer outstanding. Thereafter, only the Company’s obligations in Sections 7.07, 8.04, 8.05 and 8.06 shall survive. After any such irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Company’s obligations under the Notes and this Indenture except for those surviving obligations specified above.

SECTION 8.02. Defeasance and Discharge of Indenture. The Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 90th day after the deposit referred to in clause (A) of this Section 8.02, and the provisions of this Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same if:

(A) With reference to this Section 8.02, the Company has irrevocably deposited or caused to be irrevocably deposited with the Trustee (or another trustee satisfying the requirements of Section 7.10) and conveyed all right, title and interest to the Trustee for the benefit of the Holders, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee as trust funds in trust specifically pledged to the Trustee for the benefit of the Holders as security for payment of the principal of, or premium, if any, on the Notes and dedicated solely to, the benefit of the Holders, in and to (1) money in an amount, (2) U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms, will provide, not later than one day before the due date of any payment referred to in clause (A), money in an amount or (3) a combination thereof in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, without consideration of the reinvestment of such interest and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee, the principal of, premium, if any, and accrued interest on the outstanding Notes on the Stated Maturity of such principal and interest; provided that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such U.S. Government Obligations to the payment of such principal, premium, if any, and interest with respect to the Notes.

(B) The Company has delivered to the Trustee (1) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of its option under this Section 8.02 and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel shall be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (2) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and that after the passage of 90 days following the deposit (except, with respect to any trust funds for the account of any Holder who may be deemed to be an “insider” for purposes of the United States Bankruptcy Code, after one year following the deposit), the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law in a case commenced by or against the Company under either such statute, and either (I) the trust funds will no longer remain the property of the Company (and therefore will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally) or (II) if a court were to rule under any such law in any case or proceeding that the trust funds remained property of the Company, (a) assuming such trust funds remained in the possession of the Trustee prior to such court ruling to the extent not paid to the Holders, the Trustee will hold, for the benefit of the Holders, a valid and perfected security interest in such trust funds that is not avoidable in bankruptcy or otherwise except for the effect of Section 552(b) of the United States Bankruptcy Code on interest on the trust funds accruing after the commencement of a case under such statute and (b) the Holders will be entitled to receive adequate protection of their interests in such trust funds if such trust funds are used in such case or proceeding;

(C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 90th day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(D) if the Notes are then listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge; and

(E) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the defeasance contemplated by this Section 8.02 have been complied with.

Notwithstanding the foregoing, prior to the end of the 90-day (or one-year) period referred to in clause (B)(2) of this Section 8.02, none of the Company’s obligations under this Indenture shall be discharged. Subsequent to the end of such 90-day (or one year) period with respect to this Section 8.02, the Company’s obligations in Sections 2.02, 2.04, 2.05, 2.07, 2.08, 2.15, 4.01, 4.02, 8.04, 8.05, 8.06 and the rights, powers, trusts, duties and immunities of the Trustee hereunder and Article Eleven (with respect to payments in respect of Senior Subordinated Obligations other than with the assets held in trust as described in this Section 8.02) shall survive until the Notes are no longer outstanding. Thereafter, only the Company’s obligations in Sections 7.07, 8.04, 8.05 and 8.06 shall survive. If and when a ruling from the Internal Revenue Service or an Opinion of Counsel referred to in clause (B)(1) of this Section 8.02 is able to be provided specifically without regard to, and not in reliance upon, the continuance of the Company’s obligations under Section 4.01, then the Company’s obligations under such Section 4.01 shall cease upon delivery to the Trustee of such ruling or Opinion of Counsel and compliance with the other conditions precedent provided for herein relating to the defeasance contemplated by this Section 8.02.

After any such irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Company’s obligations under the Notes and this Indenture except for those surviving obligations in the immediately preceding paragraph.

SECTION 8.03. Defeasance of Certain Obligations. The Company may omit to comply with any term, provision or condition set forth in clause (iii) of Section 5.01 and Sections 4.03 through 4.14 and clause (g) of Section 6.01 with respect to clause (iii) of Section 5.01, clause (c) of Section 6.01, with respect to Sections 4.01, 4.02 and 4.15 through 4.21 and clauses (d) and (e) of Section 6.01 shall be deemed not to be Events of Default, in each case with respect to the outstanding Notes if:

(a) with reference to this Section 8.03, the Company has irrevocably deposited or caused to be irrevocably deposited with the Trustee (or another trustee satisfying the requirements of Section 7.10) and conveyed all right, title and interest to the Trustee for the benefit of the Holders, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee as trust funds in trust, specifically pledged to the Trustee for the benefit of the Holders as security for payment of the principal of, premium, if any, and interest, if any, on the Notes, and dedicated solely to, the benefit of the Holders, in and to (A) money in an amount, (B) U.S. Government Obligations that, through the payment of interest, premium, if any, and principal in respect thereof in accordance with their terms, will provide, not later than one day before the due date of any payment referred to in this clause (i), money in an amount or (C) a combination thereof in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, without consideration of the reinvestment of such interest and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee, the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity of such principal or interest; provided that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such U.S. Government Obligations to the payment of such principal, premium, if any, and interest with respect to the Notes;

(b) the Company has delivered to the Trustee an Opinion of Counsel to the effect that (A) the creation of the defeasance trust does not violate the Investment Company Act of 1940, (B) after the passage of 90 days following the deposit (except, with respect to any trust funds for the account of any Holder who may be deemed to be an “insider” for purposes of the United States Bankruptcy Code, after one year following the deposit), the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law in a case commenced by or against the Company under either such statute, and either (1) the trust funds will no longer remain the property of the Company (and therefore will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally) or (2) if a court were to rule under any such law in any case or proceeding that the trust funds remained property of the Company,

(x) assuming such trust funds remained in the possession of the Trustee prior to such court ruling to the extent not paid to the Holders, the Trustee will hold, for the benefit of the Holders, a valid and perfected security interest in such trust funds that is not avoidable in bankruptcy or otherwise (except for the effect of Section 552(b) of the United States Bankruptcy Code on interest on the trust funds accruing after the commencement of a case under such statute) and (y) the Holders will be entitled to receive adequate protection of their interests in such trust funds if such trust funds are used in such case or proceeding, (C) the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and (D) the Trustee, for the benefit of the Holders, has a valid first-priority security interest in the trust funds;

(c) immediately after giving effect to such deposit on a pro forma basis, no Default or Event of Default shall have occurred and be continuing on the date of such deposit or during the period ending on the 90th day after such date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, this Indenture or any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(d) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge; and

(e) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the defeasance contemplated by this Section 8.03 have been complied with.

In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in Section 8.02 and this Section 8.03 and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

SECTION 8.04. Application of Trust Money. Subject to Section 8.06, the Trustee or Paying Agent shall hold in trust money or U.S. Government Obligations deposited with it pursuant to Section 8.01, 8.02 or 8.03, as the case may be, and shall apply the deposited money and the money from U.S. Government Obligations in accordance with the Notes and this Indenture to the payment of principal of, premium, if any, and interest on the Notes; but such money need not be segregated from other funds except to the extent required by law.

SECTION 8.05. Repayment to Company. Subject to Sections 7.07, 8.01, 8.02 and 8.03, the Trustee and the Paying Agent shall promptly pay to the Company upon request set forth in an Officers’ Certificate any excess money held by them at any time and thereupon shall be relieved from all liability with respect to such money. The Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal, premium, if any, or interest that remains unclaimed for two years; provided that the Trustee or Paying Agent before being required to make any payment may cause to be published at the expense of the Company once in a newspaper of general circulation in The City of New York or mail to each Holder entitled to such money at such Holder’s address (as set forth in the Security Register) notice that such money remains unclaimed and that after a date specified therein (which shall be at least 30 days from the date of such publication or mailing) any unclaimed balance of such money then remaining will be repaid to the Company. After payment to the Company, Holders entitled to such money must look to the Company for payment as general creditors unless an applicable law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

SECTION 8.06. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 8.01, 8.02 or 8.03, as the case may be, by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.01, 8.02 or 8.03, as the case may be, until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with Section 8.01, 8.02 or 8.03, as the case may be; provided that, if the Company has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE NINE

AMENDMENTS, SUPPLEMENTS AND WAIVERS

SECTION 9.01. Without Consent of Holders. The Company, when authorized by a resolution of its Board of Directors (as evidenced by a Board Resolution delivered to the Trustee), and the Trustee may amend or supplement this Indenture or the Notes or the consent of any Holder:

(i) to cure any ambiguity, defect, mistake or inconsistency in this Indenture;

(ii) to comply with Article Five or Section 4.07;

(iii) to comply with any requirements of the Commission in connection with the qualification of this Indenture under the TIA;

(iv) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee;

(v) to make any change that, in the good faith opinion of the Board of Directors as evidenced by a Board Resolution, does not materially and adversely affect the rights of any Holder;

(vi) secure the Notes;

(vii) provide for uncertificated notes in addition to or in replacement of certificated notes; or

(viii) conform the text of this Indenture or the Notes to any provision of the “Description of the Notes” of the offering memorandum, dated September 21, 2004.

SECTION 9.02. With Consent of Holders. Subject to Sections 6.04 and 6.07, the Company, when authorized by its Board of Directors (as evidenced by a Board Resolution delivered to the Trustee), and the Trustee may amend this Indenture and the Notes with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding, and the Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may waive future compliance by the Company with any provision of this Indenture or the Notes.

Notwithstanding the provisions of this Section 9.02, without the consent of each Holder affected, an amendment or waiver, including a waiver pursuant to Section 6.04, may not:

(a) change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(b) reduce the principal amount of, or premium, if any, or interest on, any Note;

(c) change the optional redemption dates or optional redemption prices of the Notes from that stated in Section 3.01;

(d) change any place or currency of payment of principal of, premium, if any, or interest on, any Note;

(e) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of redemption, on or after the Redemption Date) on any Note;

(f) reduce the percentage or principal amount of outstanding Notes the consent of whose Holders is necessary to modify or amend this Indenture or to waive compliance with certain provisions of or certain Defaults under this Indenture;

(g) waive a Default in the payment of principal of, premium, if any, or interest on, any Note; or

(h) modify any of the provisions of this Section 9.02, except to increase any such percentage or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. The Company will mail supplemental indentures to Holders upon request. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

SECTION 9.03. Revocation and Effect of Consent. Until an amendment or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the Note of the consenting Holder, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion of its Note. Such revocation shall be effective only if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver shall become effective on receipt by the Trustee of written consents from the Holders of the requisite percentage in principal amount of the outstanding Notes.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the last two sentences of the immediately preceding paragraph, those persons who were Holders at such record date (or their duly designated proxies) and only those persons shall be entitled to consent to such amendment, supplement or waiver or to revoke any consent previously given, whether or not such persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder unless it is of the type described in the second paragraph of Section 9.02. In case of an amendment or waiver of the type described in the second paragraph of Section 9.02, the amendment or waiver shall bind each Holder who has consented to it and every subsequent Holder of a Note that evidences the same indebtedness as the Note of the consenting Holder.

SECTION 9.04. Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder to deliver such Note to the Trustee. At the Company’s expense, the Trustee may place an appropriate notation on the Note about the changed terms and return it to the Holder and the Trustee may place an appropriate notation on any Note thereafter authenticated. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation, or issue a new Note, shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.05. Trustee to Sign Amendments, Etc. The Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article Nine is authorized or permitted by this Indenture and that it will be valid and binding upon the Company. Subject to the preceding sentence, the Trustee shall sign such amendment, supplement or waiver if the same does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Trustee may, but shall not be obligated to, execute any such amendment, supplement or waiver that affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.

SECTION 9.06. Conformity with Trust Indenture Act. Every supplemental indenture executed pursuant to this Article Nine shall conform to the requirements of the TIA as then in effect.

ARTICLE TEN

MISCELLANEOUS

SECTION 10.01. Trust Indenture Act of 1939. Prior to the effectiveness of the Registration Statement, this Indenture shall incorporate and be governed by the provisions of the TIA that are required to be part of and to govern indentures qualified under the TIA. After the effectiveness of the Registration Statement, this Indenture shall be subject to the provisions of the TIA that are required to be a part of this Indenture and shall, to the extent applicable, be governed by such provisions.

SECTION 10.02. Notices. Any notice, request or communication shall be sufficiently given if in writing and delivered in person, mailed by first-class mail or sent by telecopier transmission addressed as follows:

if to the Company:

Chiquita Brands International, Inc. 250 East Fifth Street,

Cincinnati, Ohio 45202

Telecopier No.: (513) 361-2492

Attention: Chief Financial Officer

if to the Trustee:

LaSalle Bank National Association

135 South LaSalle Street

Suite 1811

Chicago, Illinois 60603

Telecopier No.: 312-904-2079

Attention: Corporate Trust Department

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed to it at its address as it appears on the Security Register by first-class mail and shall be sufficiently given to the Holder if so mailed within the time prescribed. Any notice or communication shall also be so mailed to any Person described in TIA Section 313(c), to the extent required by the TIA. Copies of any such communication or notice to a Holder shall also be mailed to the Trustee and each Agent at the same time.

Failure to mail a notice or communication to a Holder as provided herein or any defect in any such notice or communication shall not affect its sufficiency with respect to other Holders. Except for a notice to the Trustee, which is deemed given only when received, and except as otherwise provided in this Indenture, if a notice or communication is mailed in the manner provided in this Section 10.02, it is duly given, whether or not the addressee receives it.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

SECTION 10.03. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(a) an Officers’ Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel stating that, in the opinion of such Counsel, all such conditions precedent have been complied with.

SECTION 10.04. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a) a statement that each person signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statement or opinion contained in such certificate or opinion is based;

(c) a statement that, in the opinion of each such person, the person has made such examination or investigation as is necessary to enable the person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of each such person, such condition or covenant has been complied with; provided, however, that, with respect to matters of fact, an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

SECTION 10.05. Rules by Trustee, Paying Agent or Registrar. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Paying Agent or Registrar may make reasonable rules for its functions.

SECTION 10.06. Payment Date Other Than a Business Day. If an Interest Payment Date, Redemption Date, Payment Date, Stated Maturity or date of maturity of any Note shall not be a Business Day, then payment of principal of, premium, if any, or interest on such Note, as the case may be, need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Payment Date or Redemption Date, or at the Stated Maturity or date of maturity of such Note; provided that no interest shall accrue for the period from and after such Interest Payment Date, Payment Date, Redemption Date, Stated Maturity or date of maturity, as the case may be.

SECTION 10.07. Governing Law. This Indenture and the Notes shall be governed by the laws of the State of New York. The Trustee, the Company and the Holders agree to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Indenture or the Notes.

SECTION 10.08. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or any Subsidiary of the Company. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 10.09. No Recourse Against Others. No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company contained in this Indenture or in any of the Notes, or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator or against any past, present or future partner, stockholder, other equityholder, officer, director, employee or controlling person, as such, of the Company or of any successor Person, either directly or through the Company or any successor Person, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Indenture and the issue of the Notes.

SECTION 10.10. Successors. All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successor.

SECTION 10.11. Duplicate Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 10.12. Separability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 10.13. Table of Contents, Headings, Etc. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first written above.

CHIQUITA BRANDS INTERNATIONAL, INC.

By:	/s/ John W. Braukman, III
Name:	John W. Braukman, III
Title:	Senior Vice President and Chief Financial Officer

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ Erik R. Benson
Name:	Erik R. Benson
Title:	First Vice President

EXHIBIT A

[CUSIP: 144A-170032 AP 1; Reg S – U17003 AC 5]

[ISIN: 144A – US170032AP12; Reg S – USU17003AC59]

[FACE OF NOTE]

CHIQUITA BRANDS INTERNATIONAL, INC.

7 1/2% Senior Note due 2014

No.                          $

CHIQUITA BRANDS INTERNATIONAL, INC. a New Jersey corporation (the “Company”, which term includes any successor under this Indenture hereinafter referred to), for value received, promises to pay to CEDE & CO., or its registered assigns, the principal sum of TWO HUNDRED AND FIFTY MILLION DOLLARS ($250,000,000) on November 1, 2014.

Interest Payment Dates: May 1 and November 1, commencing May 1, 2005.

Regular Record Dates: April 15 and October 15, unless such day is not a Business Day, then the next succeeding Business Day.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

CHIQUITA BRANDS INTERNATIONAL, INC.

By:
Name:
Title:

By:
Name:
Title:

(Trustee’s Certificate of Authentication)

This is one of the 7½% Senior Notes due 2014 described in the within-mentioned Indenture.

Date: September 28, 2004	LASALLE BANK NATIONAL ASSOCIATION
as Trustee

By:
Authorized Signer

[REVERSE SIDE OF NOTE]

CHIQUITA BRANDS INTERNATIONAL, INC.

7 1/2% Senior Note due 2014

1. Principal and Interest.

The Company will pay the principal of this Note on November 1, 2014.

The Company promises to pay interest on the principal amount of this Note on each Interest Payment Date, as set forth below, at the rate per annum shown above.

Interest will be payable semiannually (to the holders of record of the Notes at the close of business on the April 15 or October 15 immediately preceding the Interest Payment Date) on each Interest Payment Date, commencing May 1, 2005.

If neither an exchange offer (the “Exchange Offer”) registered under the Securities Act is consummated nor a shelf registration statement (the “Shelf Registration Statement”) under the Securities Act with respect to resales of the Notes is declared effective by the Commission on or before April 26, 2005 in accordance with the terms of the Registration Rights Agreement dated September 28, 2004 between the Company and Morgan Stanley & Co. Incorporated, Wachovia Capital Markets, LLC, Wells Fargo Securities, LLC, ABN Amro Incorporated and ING Financial Markets LLC, then the annual interest rate borne by the Notes shall be increased by 0.50% from the rate shown above accruing from April 26, 2005, payable in cash semiannually, in arrears, on each Interest Payment Date, commencing May 1, 2005 until the earlier of consummation of the Exchange Offer, the effectiveness of the Shelf Registration Statement or the expiration of the time period referred to in Rule 144(k) under the Securities Act. The Holder of this Note is entitled to the benefits of such Registration Rights Agreement.

Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from September 28, 2004; provided that, if there is no existing default in the payment of interest and this Note is authenticated between a Regular Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Company shall pay interest on overdue principal and premium, if any, and interest on overdue installments of interest, to the extent lawful, at a rate per annum that is 2.0% in excess of the rate otherwise payable.

2. Method of Payment.

The Company will pay interest (except defaulted interest) on the principal amount of the Notes as provided above on each May 1 and November 1, commencing May 1, 2005 to the persons who are Holders (as reflected in the Security Register at the close of business on the April 15 or October 15 immediately preceding the Interest Payment Date), in each case, even if the Note is cancelled on registration of transfer or registration of exchange after such record date; provided that, with respect to the payment of principal, the Company will make payment to the Holder that surrenders this Note to a Paying Agent on or after November 1, 2014.

The Company will pay principal, premium, if any, and as provided above, interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may pay principal, premium, if any, and interest by its check payable in such money. It may mail an interest check to a Holder’s registered address (as reflected in the Security Register). If a payment date is a date other than a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day and no interest shall accrue for the intervening period.

The Notes may be exchanged or transferred at the office or agency of the Company. Initially LaSalle Bank National Association, 135 LaSalle Street, Suite 1811, Chicago Illinois 60603 will serve as such agent. If you give the Company wire transfer instructions, the Company will pay all principal, premium and interest on your Notes in accordance with your instructions. If the Company is not given wire transfer instructions, payments of principal, premium and interest will be made at the office or agency of the paying agent which will initially be the Trustee, unless the Company elects to make interest payments by check mailed to the Holders.

3. Paying Agent and Registrar.

Initially, the Trustee will act as Authenticating Agent, Paying Agent and Registrar. The Company may change any Authenticating Agent, Paying Agent or Registrar without notice. The Company, any Subsidiary or any Affiliate of any of them may act as Paying Agent, Registrar or co-Registrar.

4. Indenture; Limitations.

The Company issued the Notes under an Indenture dated as of September 28, 2004 (the “Indenture”), between the Company and LaSalle Bank National Association, as trustee (the “Trustee”). Capitalized terms herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control.

The Notes are general unsecured obligations of the Company.

The Company may, subject to Article Four of the Indenture and applicable law, issue additional Notes under the Indenture.

5. Optional Redemption.

The Notes are redeemable, at the Company’s option, in whole or in part, at any time or from time to time, on or after November 1, 2009 and prior to maturity, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s last address, as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing November 1 of the years set forth below:

Year	Redemption Price
2009	103.750%
2010	102.500
2011	101.250
2012 and thereafter	100.000%

In addition, at any time prior to November 1, 2007, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the Net Cash Proceeds of one or more sales of Equity Interests of the Company (other than Disqualified Stock) at a Redemption Price (expressed as a percentage of principal amount) of 107.500%, plus accrued and unpaid interest to, but not including, the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date); provided that (i) at least 65% of the aggregate principal amount of Notes originally issued (including Additional Notes) remains outstanding after each such redemption and (ii) notice of such redemption is mailed within 90 days after such sale of Equity Interests.

At any time on or prior to November 1, 2009, the Notes may also be redeemed, in whole or in part, at the option of the Company upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest to, the Redemption Date.

Notes in original denominations larger than $1,000 in principal amount may be redeemed in part. On and after the Redemption Date, interest ceases to accrue on Notes or portions of Notes called for redemption, unless the Company defaults in the payment of the Redemption Price.

6. Repurchase upon Change of Control.

Upon the occurrence of any Change of Control Triggering Event, each Holder shall have the right to require the repurchase of its Notes by the Company in cash pursuant to the offer described in the Indenture at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Payment Date”).

A notice of such Change of Control Triggering Event will be mailed within 30 days after any Change of Control Triggering Event occurs to each Holder at its last address as it appears in the Security Register. Notes in original denominations larger than $1,000 may be sold to the Company in part. On and after the Payment Date, interest ceases to accrue on Notes or portions of Notes surrendered for purchase by the Company, unless the Company defaults in the payment of the purchase price.

7. Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in denominations of $1,000 of principal amount and multiples of $1,000 in excess thereof. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer or exchange of any Notes selected for redemption. Also, it need not register the transfer or exchange of any Notes for a period of 15 days before the day of mailing of a notice of redemption of Notes selected for redemption.

8. Persons Deemed Owners.

A Holder shall be treated as the owner of a Note for all purposes.

9. Unclaimed Money.

If money for the payment of principal, premium, if any, or interest remains unclaimed for two years, the Trustee and the Paying Agent will pay the money back to the Company at its request. After that, Holders entitled to the money must look to the Company for payment, unless an abandoned property law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

10. Discharge Prior to Redemption or Maturity.

If the Company deposits with the Trustee money or U.S. Government Obligations sufficient to pay the then outstanding principal of, premium, if any, and accrued interest on the Notes (a) to redemption or maturity, the Company will be discharged from the Indenture and the Notes, except in certain circumstances for certain provisions thereof, and (b) to the Stated Maturity, the Company will be discharged from certain covenants set forth in the Indenture.

11. Amendment; Supplement; Waiver.

Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing default or compliance with any provision may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding. Without notice to or the consent of any Holder, the parties thereto may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency and make any change that does not materially and adversely affect the rights of any Holder.

12. Restrictive Covenants.

The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries, among other things, to Incur additional Indebtedness, make Restricted Payments, suffer to exist restrictions on the ability of Restricted Subsidiaries to make certain payments to the Company, issue capital stock of Restricted Subsidiaries, Guarantee Indebtedness of the Company, engage in transactions with Affiliates, suffer to exist or incur Liens, enter into sale-leaseback transactions, use the proceeds from Asset Sales, engage in any business other than Food-Related Businesses or merge, consolidate or transfer substantially all of its assets. Officers of the Company shall certify, on or before a date not more than 120 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company’s and its Restricted Subsidiaries’ performance under the Indenture and that, to their knowledge, the Company has fulfilled all obligations under the Indenture, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company shall also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

13. Successor Persons.

When a successor person or other entity assumes all the obligations of its predecessor under the Notes and the Indenture, the predecessor person will be released from those obligations.

14. Defaults and Remedies.

Any of the following events constitutes an “Event of Default” under the Indenture:

(a) default in the payment of any installment of interest on any Notes for 30 days after becoming due;

(b) default in the payment of principal of (or premium, if any, on) any Notes when due;

(c) default in the performance of any other covenant contained in the terms of the Notes or the Indenture for a period of 60 days after written notice of such failure, requiring the Company to remedy the same, shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of 25% in aggregate principal amount of the Notes then outstanding;

(d) default shall have occurred under any agreements, indentures or instruments under which the Company or any Significant Subsidiary then has outstanding Indebtedness in excess of $20 million in the aggregate and, if not already matured in accordance with its terms, such Indebtedness shall have been accelerated, provided that if, prior to the entry of judgment in favor of the Trustee, such default under such indenture or instrument shall be remedied or cured by the Company or such Significant Subsidiary, or waived by the applicable percentage of holders of such Indebtedness, then the Event of Default under the Indenture shall be deemed likewise to have been remedied, cured or waived; and provided further that if such default results from an action of the United States government or a foreign government which prevents the Company or its Significant Subsidiary from performing their obligations under such agreement, indenture or instrument, the occurrence of such default will not be an Event of Default under the Indenture;

(e) one or more judgments, orders or decrees for the payment of money in excess of $20 million, either individually or in the aggregate, shall be entered against the Company or any Significant Subsidiaries and shall not be discharged, paid, stayed, subject to a negotiated settlement or subject to insurance, there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

(f) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 90 consecutive days;

(g) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors; or

(h) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure by the Company to make or consummate an Offer to Purchase in accordance with Section 4.11 or Section 4.14 of the Indenture.

If an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee may, and at the direction of the Holders of at least 25% in aggregate principal amount of the Notes then outstanding shall, declare all the Notes to be due and payable. If a bankruptcy or insolvency default with respect to the Company occurs and is continuing, the Notes automatically become due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of at least a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power.

15. Trustee Dealings with the Company.

The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or its Affiliates and may otherwise deal with the Company or its Affiliates as if it were not the Trustee.

16. No Recourse Against Others.

No incorporator or any past, present or future partner, stockholder, other equityholder, officer, director, employee or controlling person, as such, of the Company or of any successor Person shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

17. Authentication.

This Note shall not be valid until the Trustee or Authenticating Agent signs the certificate of authentication on the other side of this Note.

18. Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

The Company will furnish a copy of the Indenture to any Holder upon written request and without charge. Requests may be made to Chiquita Brands International, Inc., 250 East Fifth Street, Cincinnati, Ohio 45202; Attention:

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(INSERT ASSIGNEE’S LEGAL NAME)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐ Section 4.11             ☐ Section 4.14

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.11 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

[To be inserted for Rule 144A Global Note]

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount at Maturity of this Global Note	Amount of Increase in Principal Amount at Maturity of this Global Note	Principal Amount at Maturity of this Global Note Following such decrease (or increase)	Signature of Authorized Officer of Trustee or Note Custodian

[To be inserted for Regulation S Global Note]

SCHEDULE OF EXCHANGES OF REGULATION S GLOBAL NOTE

The following exchanges of a part of this Regulation S Global Note for an interest in another Global Note or of other Restricted Global Notes for an interest in this Regulation S Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount at Maturity of this Global Note	Amount of Increase in Principal Amount at Maturity of this Global Note	Principal Amount at Maturity of this Global Note Following such decrease (or increase)	Signature of Authorized Officer of Trustee or Note Custodian

EXHIBIT B

Form of Certificate of Transfer

                    ,

Chiquita Brands International, Inc.

250 East Fifth Street,

Cincinnati, Ohio 45202

LaSalle Bank National Association

135 South LaSalle Street

Suite 1811

Chicago, Illinois 60603

Attention: Corporate Trust Department

Re:	Chiquita Brands International, Inc. (the “Company”)

    7 1/2% Senior Notes due 2014 (the “Notes”)

Dear Ladies and Gentlemen:

Reference is hereby made to the Indenture, dated as of September 28, 2004 (the “Indenture”), between Chiquita Brands International, Inc., a New Jersey corporation (the “Company”), and LaSall Bank National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                         (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount at maturity of $                     in such Note[s] or interests (the “Transfer”), to                          (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

☐ 1. Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Definitive Note

☐ (a) Check if Transfer Pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed

Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

☐ (b) Check if Transfer is Pursuant to Other Exemption. The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144A and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

☐ 2. Check if Transferee will take delivery of a beneficial interest in a Legended Regulation S Global Note, or a Definitive Note.

☐ (a) Check if Transfer is pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Legended Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

☐ (b) Check if Transfer is pursuant to Rule 144. The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

☐ 3. Check and complete if Transferee will take delivery of a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

☐ (a) such Transfer is being effected to the Company or a subsidiary thereof; or

☐ (b) such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) if the aggregate principal amount of the Notes of such Transfer is less than $100,000, an Opinion of Counsel acceptable to the Company provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Definitive Notes and in the Indenture and the Securities Act.

4. Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

☐ (a) Check if Transfer is Pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

☐ (b) Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and, in the case of a transfer from a Restricted Global Note or a Restricted Definitive Note, the Transferor hereby further certifies that (a) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (b)

no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (c) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (d) the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person, and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

☐ (c) Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

Dated:

[Insert Name of Transferor]

By:
Name:
Title:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

☐	(A)	a beneficial interest in the:

	(i)	144A Global Note (CUSIP ); or

	(ii)	Regulation S Global Note (CUSIP ); or

☐	(B)	a Restricted Definitive Note.

2	After the Transfer the Transferee will hold:

[CHECK ONE]

☐	(A)	a beneficial interest in the:

	(i)	144A Global Note (CUSIP ); or

	(ii)	Regulation S Global Note (CUSIP ); or

	(iii)	Unrestricted Global Note (CUSIP ); or

☐	(B)	a Restricted Definitive Note; or

☐	(C)	an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

Form of Certificate of Exchange

                    ,

Chiquita Brands International, Inc.

250 East Fifth Street,

Cincinnati, Ohio 45202

LaSalle Bank National Association

135 South LaSalle Street

Suite 1811

Chicago, Illinois 60603

Attention: Corporate Trust Department

Re: Chiquita Brands International, Inc.

Dear Ladies and Gentlemen:

Reference is hereby made to the Indenture, dated as of September 28, 2004 (the “Indenture”), between Chiquita Brands International, Inc., a New Jersey corporation (the “Company”), and LaSalle Bank National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                         (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount at maturity of $             in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

☐ (a) Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount at maturity, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

☐(b) Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

☐ (c) Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

☐(d) Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

☐(a) Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount at maturity, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

☐ (b) Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] :

☐	144A Global Note,

☐	Regulation S Global Note,

with an equal principal amount at maturity, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued shall be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

Dated:

[Insert Name of Transferor]

By:
Name:
Title:

EXHIBIT D

Form of Certificate from

Acquiring Institutional Accredited Investor

                    ,

Chiquita Brands International, Inc.

250 East Fifth Street,

Cincinnati, Ohio 45202

LaSalle Bank National Association

135 South LaSalle Street

Suite 1811

Chicago, Illinois 60603

Attention: Corporate Trust Department

Re: Chiquita Brands International, Inc.

7 1/2% Senior Notes due 2014 (the “Notes”)

Dear Ladies and Gentlemen:

Reference is hereby made to the Indenture, dated as of September 28, 2004 (the “Indenture”), between Chiquita Brands International, Inc., a New Jersey corporation (the “Company”), and LaSalle Bank National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $                     aggregate principal amount of:

(a)	☐ beneficial interest in a Global Note, or

(b)	☐ a Definitive Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the United States Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we shall do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer”

D-1

(as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and, if such transfer is in respect of aggregate principal amount of less than $100,000, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144(k) under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Dated:
[Insert Name of Accredited Investor]

By:
Name:
Title:

D-2